As filed with the U.S. Securities and Exchange Commission on December 2, 2024.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

POWELL MAX LIMITED
(Exact name of registrant as specified in its charter)

__________________________________________

British Virgin Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

22/F., Euro Trade Centre,
13-14 Connaught Road Central,
Hong Kong
+852 2158 2888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

c/o Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+212 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Virginia Tam, Esq. K&L Gates 44/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 2230 3535

__________________________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED , 2024

12,963,451 Class A Ordinary Shares

POWELL MAX LIMITED

This prospectus relates to resale from time to time by (i) YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Investor”) of up to 12,843,451 class A ordinary shares, par value US$0.0001 per share (“Class A Ordinary Shares”), of Powell Max Limited, a company incorporated in the British Virgin Islands (“BVI”) with limited liability whose principal place of business is in Hong Kong (“Powell Max”), in an offering amount of up to $40,000,000.00 of shares of Class A Ordinary Shares (the “SEPA Shares”) that may be issued by us to the Investor pursuant to a standby equity purchase agreement, dated as of November 21, 2024, by and between us and the Investor (the “SEPA”), which, based on the closing price of our shares on the Nasdaq Capital Market, LLC, or “Nasdaq”, on November 20, 2024 of $3.13 per share, are 12,779,553 Class A Ordinary Shares, together with 63,898 Class A Ordinary Shares that have been issued by us to the Investor as half of the commitment fee pursuant to the SEPA (the “Commitment Shares”); and (ii) Revere Securities LLC (“Revere”, together with the Investor, the “Selling Shareholders” and each a “Selling Shareholder”), a Delaware limited liability company, of up to 120,000 Class A Ordinary Shares (the “Finder’s Shares”) that may be issued by us to Revere pursuant to a finder’s fee agreement entered into between Revere and the Company, dated as of September 10, 2024 (the “Finder’s Fee Agreement”).

Pursuant to the SEPA, the Investor agreed to purchase the SEPA Shares (each purchase, an “Advance”) until the first day of the month following the 36-month anniversary of the date of the SEPA upon notice (“Advance Notice”) from the Company from time to time. The Company has the option to select, in each notice, the pricing mechanism of the Class A Ordinary Shares, calculated using either (i) 92% of the average volume weighted average price (the “VWAP”) of the Class A Ordinary Shares on the day of each advance notice by the Company if the notice is made prior to 9:00 a.m. Eastern Time, or (ii) 96% of the VWAP of the Class A Ordinary Shares for the three consecutive trading days commencing on the trading day the notice is made prior to 9:00 a.m. Eastern Time, or if the notice is made after 9:00 a.m. Eastern Time, commencing on the following trading day.

Subject to the satisfaction of certain conditions set forth in the SEPA, the Investor shall advance $3,000,000 to the Company in three tranches (each, a “Pre-Advance”), with each Pre-Advance to be evidenced by a convertible promissory note (each, a “Note”) issuable at an original issuance discount of 8%. The first Pre-Advance, in the principal amount of $1,000,000, was advanced on November 21, 2024. The second Pre-Advance, in the principal amount of $1,000,000 will be advanced on the second trading day after the filing of the registration statement of which this prospectus forms a part, and the third Pre-Advance, in the principal amount of $1,000,000, will be advanced on the second trading day after the effectiveness of the registration statement of which this prospectus forms a part.

Each Note does not carry any interest (other than the occurrence of any Event of Default) and has a maturity date of 12 months from the date of the Note (as may be extended at the option of the Investor). At the election of the Investor, all or a portion of the principal, interest, or other amounts outstanding under each Note may be converted into Class A Ordinary Shares in accordance with the mechanisms set forth in the Notes. The Company has the option to redeem the Notes prior to their maturity dates.

In addition to the conversion right described above, for so long as there is a balance outstanding under the Notes, the Investor, at its sole discretion, may deliver to Powell Max a notice (“Investor Notice”), to cause an Advance Notice to be deemed delivered to the Investor and the issuance of shares of Class A Ordinary Shares to the Investor pursuant to an Advance. The Investor may select the amount of the Advance pursuant to an Investor Notice, provided that the amount of the Advance selected shall not exceed the balance owed under the Notes outstanding on the date of delivery of the Investor Notice and subject to certain other limitations as set forth in the SEPA. The shares will be issued and sold to the Investor pursuant to an Investor Notice at a per share price equal to the conversion price that would be applicable to the amount of the Advance selected by the Investor if such amount were to be converted as of the date of delivery of the Investor Notice into shares of Class A Ordinary Shares in accordance with the mechanisms set forth in the Notes. The Investor will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by the Investor against an amount outstanding under the Notes.

Pursuant to the SEPA, on November 21, 2024, we issued the Commitment Shares to the Investor as half of the commitment fee.

Pursuant to the Finder’s Fee Agreement, we agreed to pay Revere (i) a cash compensation equal to 4% of the total proceeds of the Pre-Advance, (ii) cash compensation equal to 4% of the total proceeds from the SEPA, and (iii) cash and stock compensation at the rate of $15,000 per month and 10,000 Class A Ordinary Shares per month for 6 months when the Company raises $3,000,000 or more from the SEPA, with one automatic renewal for another 6 months.

The Investor has agreed that it and its affiliates will not engage in any short sales during the term of the SEPA and will not enter into any transaction that establishes a net short position with respect to the Class A Ordinary Shares, provided that nothing shall restrict the Selling Shareholder from selling a number of the Class A Ordinary Shares that it is obligated to purchase under a pending Advance notice but has not yet received from us.

The Selling Shareholders, or their transferees, pledgees, donees or other successors-in-interest, may sell the Class A Ordinary Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell the Class A Ordinary Shares following the effective date of the registration statement of which this prospectus forms a part.

We are registering the Class A Ordinary Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the SEPA Shares by the Investor. However, we may receive up to $40 million in aggregate gross proceeds from the Investor in connection with sales of the SEPA Shares to the Investor pursuant to the SEPA. See “The Equity Line of Credit” for a description of the SEPA and “Selling Shareholders” for additional information regarding the Investor.

Each of the Selling Shareholders may offer, sell or distribute all or a portion of the Class A Ordinary Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these Class A Ordinary Shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Selling Shareholders. Each Selling Shareholder is an underwriter under the Securities Act of 1933, as amended (“Securities Act”) and will pay or assume any discounts, commissions or concessions received by them except as set forth in the SEPA or the Finder’s Fee Agreement, as the case may be. Although the Investor is obligated to purchase the SEPA Shares under the terms of the SEPA to the extent we choose to sell such SEPA Shares to it (subject to certain conditions), there can be no assurances that the Investor will sell any or all of the SEPA Shares purchased under the SEPA pursuant to this prospectus. See “Plan of Distribution.”

Given the relative lack of liquidity in our stock, sales of our Class A Ordinary Shares under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities.

The Class A Ordinary Shares are listed on the Nasdaq under the symbol “PMAX.” On November 20, 2024, the last reported sale price of our Class A Ordinary Shares on Nasdaq was $3.13 per share.

Powell Max’s share capital structure is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares, par value US$0.0001 per share (the “Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

Investors are cautioned that you are buying shares of a BVI holding company with operations in Hong Kong by its operating subsidiary.

Powell Max is not a Chinese or Hong Kong operating company, but it is a holding company incorporated in the BVI with no material operations of its own, and we conduct our operations in Hong Kong through JAN Financial Press Limited (“JAN Financial”), our sole operating subsidiary in Hong Kong. References to the “Company,” “we,” “us,” and “our” in the prospectus are to Powell Max, the BVI business company entity that will issue the Class A Ordinary Shares being offered. This is an offering of the Class A Ordinary Shares of Powell Max, the holding company in the

BVI, instead of the shares of JAN Financial. Investors in this offering may never directly hold any equity interests in JAN Financial. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities that we are registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in Hong Kong or China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. The Chinese government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain” set forth in our Registration Statement on Form F-1, as amended, on file with the SEC (File No.333-279859) (the “IPO Registration Statement”), which is incorporated by reference into this prospectus.

Investing in our Class A Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A Ordinary Shares in “Risk Factors” beginning on page 15 of this prospectus.

Our operations are located in Hong Kong, a special administrative region of the People’s Republic of China (“China” or the “PRC”), with its own governmental and legal system that is independent from mainland China, including having its own distinct laws and regulations. As of the date of this prospectus, we are not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of the PRC. However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. Additionally, all of the legal and operational risks associated with operating in the PRC also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with interpretation and the application of the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security, and anti-monopoly concerns would be applicable to Powell Max or JAN Financial, given the substantial operations of our sole operating subsidiary in Hong Kong and the possibilities that Chinese government may exercise significant oversight over the conduct of business in Hong Kong. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard.

Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

•        could result in a material change in our operations and/or the value of our securities;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and

•        may cause the value of our securities to significantly decline or be worthless.

We are aware that recently, the PRC government has initiated a series of regulatory actions and new policies to regulate business operations in certain areas in China, which include (i) cracking down on illegal activities in the securities market, (ii) enhancing supervision over China-based companies listed overseas using a variable interest entity (“VIE”) structure, (iii) adopting new measures to extend the scope of cybersecurity reviews, and (iv) expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on JAN Financial’s daily business operation, its ability to accept foreign investments and the listing of our Class A Ordinary Shares on

U.S. or other foreign exchanges. The PRC government may intervene or influence our operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers. The PRC government may also intervene or impose restrictions on our ability to move out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Furthermore, PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us or our subsidiary to obtain regulatory approval from PRC authorities before this offering. These actions could result in a material change in our operations and could significantly limit or completely hinder our ability to complete this offering or cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Prospectus Summary — Recent Regulatory Developments in the PRC” beginning on page 7.

We are headquartered in Hong Kong and not mainland China. We do not use VIEs in our corporate structure. We, through our wholly-owned subsidiary, JAN Financial, engage in the provision of financial communications services that support capital market compliance and transaction needs for corporate clients and their advisors in Hong Kong.

As of the date of this prospectus, our operations in Hong Kong and our registered public offering in the United States are not subject to the review nor prior approval of the Cyberspace Administration of China (the “CAC”) nor the China Securities Regulatory Commission (the “CSRC”), because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) JAN Financial was established and operates in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, or (ii) we inadvertently conclude that relevant permissions or approvals are not required or that we do not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of such securities to significantly decline or be worthless and even delisting if our Class A Ordinary Shares. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment in the future.

On December 24, 2021, the CSRC released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises.” The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises” and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies and five interpretive guidelines (collectively, the “CSRC Filing Rules”). According to the CSRC Filing Rules, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as orders to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules for public comment. These rules state that in the overseas listing activities of domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the CSRC Filing Rules, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the CSRC Filing Rules within three working days following their submission of initial public offerings or listing application.

Management understands that as of the date of this prospectus JAN Financial has no operations in China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the CSRC Filing Rules. While JAN Financial has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares. We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022 (the “Revised Review Measures”). According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A’s published on the official website of the State Cipher Code Administration (the “SCCA”) in connection with the issuance of the Revised Review Measures, an official of the SCCA indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company that collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this offering as we do not believe that JAN Financial would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S., because (i) JAN Financial is organized and operating in Hong Kong and the Revised Review Measures remains unclear whether it shall be applied to Hong Kong companies; (ii) JAN Financial operates without any subsidiary or VIE structure in China; (iii) as of date of this prospectus, JAN Financial has neither collected nor stored personal information of any PRC individual clients, which is far less than one million users; and (iv) as of the date of this prospectus, JAN Financial has not been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If JAN Financial is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, the operation of our subsidiary and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by our Hong Kong counsel, K M Lai & Li, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and JAN Financial are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. The Company and/or its subsidiary have not applied for any such permissions or approvals, nor have they been denied by any relevant authorities. As of the date of this prospectus, JAN Financial has received all requisite permissions or approvals from the Hong Kong authorities to operate its businesses in Hong Kong, including but not limited to its business registration certificates. However, we have been advised by our Hong Kong counsel that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Furthermore, based on laws and regulations currently in effect in the PRC as of the date of this prospectus, as confirmed and advised by our PRC Counsel, China Commercial Law Firm, based on PRC laws and regulations effective as of the date of this prospectus, we are not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S. Although we have existing and potential customers who are mainland China individuals or companies that have shareholders or directors that are mainland China individuals, since neither we, nor our subsidiaries, are “PRC domestic companies” subject to the Trial Administrative Measures, because (i) we are headquartered in Hong Kong, with our officers and all members of the board of directors based in Hong Kong or elsewhere who are not mainland China citizens; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor are we controlled by any mainland Chinese company or individual directly or indirectly; (iii) we only operate in Hong Kong, all of our revenues and profits are generated by our subsidiaries in Hong Kong, none of our business activities are conducted in mainland China, and we have not generated revenues or profits from mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period; (iv) we do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; and (v) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter market under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China of the PRC, and (ii) Hong Kong; and such report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and China’s Ministry of Finance (the “PRC MOF”) in respect of cooperation on the oversight of PCAOB-registered public accounting firms based in mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September 2022 and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess WWC, P.C.’s compliance with applicable professional standards. WWC, P.C. is headquartered in San Mateo, California, and can be inspected by the PCAOB. WWC, P.C. was not identified in the Determination Report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the event that, in the future, the PCAOB determines that it is not able to fully conduct inspections of our auditor for three consecutive years, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, trading of our securities on a national securities exchange or in the over-the counter market may be prohibited under the HFCA Act and our access to the U.S. capital markets may be limited or restricted. In addition, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with the PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to Our Class A Ordinary Shares — Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspectable by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspectable by the PCAOB and, as such, in the future investors may be deprived of the benefits of the PCAOB inspection program. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus reduced the time before our Class A Ordinary Shares may be prohibited from trading or delisted.” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

We operate in a competitive industry and a highly competitive market. We may be subject to a variety of laws and other obligations regarding competition laws in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. We face significant competition in the market due to the presence of a large amount of goods and service providers. We may be subject to the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”), which came into force on December 14, 2015, laying down three forms of behaviors and imposing three rules intended to prevent and discourage anti-competitive conducts: (i) the first conduct rule prohibits agreements between undertakings that have the object or effect of preventing, restricting and distorting competition in Hong Kong; (ii) the second conduct rule prohibits undertakings with a substantial degree of market power in a market from abusing that power by engaging in conduct that has the object or effect of preventing, restricting and distorting competition in Hong Kong; and (iii) the merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. Currently, the merger rule only applies where an undertaking that directly or indirectly holders a “carrier license” within the meaning of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) is involved in a merger and is therefore not applicable to our business.

The Competition Commission is a statutory body in Hong Kong established to investigate any contravention against and enforce on the provisions of the Competition Ordinance, and the Competition Tribunal is a tribunal set up under the Competition Ordinance, as part of the Hong Kong judiciary, to hear and decide cases relating to competition law in Hong Kong. Under the guidelines and policies published by the Competition Commission, possible outcomes of investigation of contravention of the Competition Ordinance may include the acceptance of commitment given by the infringer, the issuing of warning notice or infringement notice, commencement of proceedings in the Competition Tribunal, applying for consent order, referral of complaint to a government agency and the conduct of a market study. The Competition Tribunal may order remedies including pecuniary penalty, disqualification order, or other orders under the Competition Ordinance. The guidelines and policies published by the Competition Commission in Hong Kong did not mention any remedies which may affect an entity’s ability to accept foreign investment or list on a U.S./foreign exchange as a result of the non-compliance of the Competition Ordinance. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

Operating our business in Hong Kong, we are subject to the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO” or the “Personal Data (Privacy) Ordinance”), which imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP” or the “Data Protection Principles”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfilment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Privacy Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

No regulatory approval is required for Powell Max to transfer cash or other assets to its subsidiary: subject to due corporate authorization in accordance with our Memorandum and Articles of Association (as amended from time to time) and compliance with the BVI Act, there is no prohibition under the laws of the BVI and its memorandum and articles of association preventing Powell Max to provide funding to its direct subsidiary through shareholder’s loans or equity contributions. Powell Max is not prohibited under the laws of the BVI to provide funding to its Hong Kong operating subsidiary JAN Financial subject to certain compliance with the BVI Act and its memorandum and articles of association. As a holding company, Powell Max may rely on dividends and other distributions on equity paid by its subsidiary for its cash and financing requirements. According to the Companies Ordinance of Hong Kong, a Hong Kong company may make a distribution out of profits available for distribution. If JAN Financial incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Powell Max. Additionally, as of the date of this prospectus, there are no further Hong Kong statutory restrictions on the amount of funds which may be distributed by us by dividend. However, in the future, funds may not be available to fund operations or for other use outside of Hong Kong due to interventions in, or the imposition of restrictions and limitations on, our ability or on our subsidiary’s ability by the PRC government to transfer cash or other assets. Any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. For a more detailed discussion of how the cash is transferred within our organization, see “Transfers of Cash and Assets to and from Our Subsidiary” on page 3 and “Risk Factors — Risks Related to Our Class A Ordinary Shares — We rely on dividends and other distributions on equity paid by our subsidiary to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash or other assets. Any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

JAN Financial has not adopted or maintained any cash management policies and procedures as of the date of this prospectus.

During the years ended December 31, 2022 and 2023 and as of the date of this prospectus, Powell Max and JAN Financial have not distributed any cash dividends or made any other cash distributions. In addition, there have not been any cash transfers between Powell Max, JAN Financial, or to any of our shareholders, during the years ended December 31, 2022 and 2023 and as of the date of this prospectus. We do not have any current intentions to distribute further earnings. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong operating subsidiary JAN Financial by way of dividend payments. See “Dividend Policy,” and “Consolidated Statements of Change in Equity in the Report of Independent Registered Public Accounting Firm” for further details.

We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024.

No one has been authorized to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the Selling Shareholders are not, making an offer to sell our Class A Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Class A Ordinary Shares.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Powell Max is incorporated under the laws of the BVI as a BVI business company with limited liability and all of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

•        “Articles” or “Articles of Association” means the second amended and restated articles of association of the Company (as amended from time to time) adopted on May 31, 2024, which has taken effect on August 27, 2024 and as amended, supplemented and/or otherwise modified from time to time;

•        “Bliss On Limited” is a company incorporated under the laws of the BVI, and wholly-owned by our Controlling Shareholder;

•        “BVI” means the British Virgin Islands;

•        “BVI Act” means the BVI Business Companies Act, as amended, supplemented or otherwise modified from time to time;

•        “Class A Ordinary Shares” means our Class A ordinary shares, par value $0.0001 per ordinary share;

•        “Class B Ordinary Shares” means our Class B ordinary shares, par value $0.0001 per ordinary share;

•        “Company,” “we,” “us,” and “Powell Max” mean Powell Max Limited, a BVI business company incorporated in the BVI with limited liability on January 8, 2019;

•        “Controlling Shareholder” and “Ms. Leung” mean Ms. Po Man Stella Leung, who beneficially owns an aggregate of 11,597,856 Ordinary Shares, including 9,597,856 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares, which represents approximately 79.0% of the total issued and outstanding Ordinary Shares, representing approximately 94.1% of the total voting power, as of the date of this prospectus. See “Management” and “Principal Shareholders” for more information;

•        “COVID-19” means the Coronavirus Disease 2019;

•        “Exchange Act” means the US Securities Exchange Act of 1934, as amended;

•        “JAN Financial” means JAN Financial Press Limited (formerly known as Aone Financial Press Limited), a company incorporated under the laws of Hong Kong with limited liability, a direct wholly-owned subsidiary of Powell Max and our sole operating subsidiary;

•        “HKD” or “HK$” mean Hong Kong dollar(s), the lawful currency of Hong Kong;

•        “Hong Kong” means the Hong Kong special administrative region of the People’s Republic of China;

•        “Independent Third Party” means a person or company who or which is independent of and is not a 5% beneficial owner of, does not control and is not controlled by or under common control with any 5% beneficial owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company;

•        “IPO” means an initial public offering of securities;

•        “IPO Registration Statement” means our registration statement on Form F-1, as amended, on file with the SEC (File No.333-279859), which is incorporated by reference into this prospectus;

•        ‘‘Memorandum’’ or ‘‘Memorandum of Association’’ mean the second amended and restated memorandum of association of the Company (as amended from time to time) adopted on May 31, 2024, which became effective on August 27, 2024 and as amended, supplemented and/or otherwise modified from time to time;

•        “Nasdaq” means the Nasdaq Stock Market LLC;

•        “Ordinary Shares” or “Shares” mean our Class A Ordinary Shares and Class B Ordinary Shares;

•        “PCAOB” means the Public Company Accounting Oversight Board;

ii

•        “PRC” or “China” mean the People’s Republic of China, and “mainland China”, unless otherwise specified herein, are to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, the Hong Kong Special Administrative Region, and the Macau Administrative Region;

•        “PRC government” or “PRC authorities”, or variations of such words or similar expressions, mean the central, provincial, and local governments of all levels in mainland China, including regulatory and administrative authorities, agencies and commissions, or any court, tribunal or any other judicial or arbitral body in mainland China, for the purposes of this prospectus only;

•        “PRC laws” mean all applicable laws, statues, rules, regulations, ordinances and other pronouncements having the binding effect of law in mainland China;

•        “SEC” or “U.S. Securities and Exchange Commission” mean the United States Securities and Exchange Commission;

•        “Securities Act” means the US Securities Act of 1933, as amended; and

•        “U.S. dollars” or “US$” or “$” or “USD” or “dollars” mean United States dollar(s), the lawful currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Powell Max is a holding company with operations conducted in Hong Kong through JAN Financial, our sole operating subsidiary. JAN Financial’s reporting currency is Hong Kong dollars. This prospectus contains translations of Hong Kong dollars into U.S. dollars solely for the convenience of the reader.

Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars were calculated at the noon middle rate of US$1 – HK$7.8015, US$1 – HK$7.8109 and US$1 – HK$7.8083, as published in the H.10 statistical release of the Board of Governors of the Federal Reserve System on December 30, 2022, December 29, 2023 and June 28, 2024, respectively. No representation is made that the HK$ amount represents or could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate, respectively.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Class A Ordinary Shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision. Unless the context otherwise requires, all references to “Powell Max,” “we,” “us,” “our,” the “Company,” and similar designations refer to Powell Max Limited, a BVI business company and its wholly owned subsidiaries.

Business Overview

We are a holding company incorporated in the BVI with operations conducted by our Hong Kong subsidiary, JAN Financial.

Founded in 2019, we engage in the provision of financial communications services that support capital market compliance and transaction needs for corporate clients and their advisors in Hong Kong. Our financial communications services cover a full range of financial printing, corporate reporting, communications and language support services from inception to completion, including typesetting, proofreading, translation, design, printing, electronic reporting, newspaper placement and distribution. We provide comprehensive services to help our clients to comply with their disclosure and reporting obligations, create, manage and deliver accurate and timely financial communications and manage transaction processes.

Our clients consist of domestic and international companies listed on the Stock Exchange of Hong Kong (the “HK Stock Exchange”) that are subject to the filing and reporting requirements under The Rules Governing the Listing of Securities on the HK Stock Exchange, the GEM Listing Rules on the HK Stock Exchange (collectively, the “HK Listing Rules”) and the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong) (the “HKSFO”), together with companies who are seeking to list on the HK Stock Exchange, as well as their advisors in Hong Kong. In addition, we also provide ancillary financial support services, such as the rental of conference room facilities, for our customers to fulfill their compliance needs.

Our revenue for the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2024 are HK$37,772,821, HK$49,121,839 (approximately US$6,288,883) and HK$22,732,219 (approximately US$2,911,289), respectively.

The Company’s independent registered public accounting firm has previously expressed substantial doubt as to the Company’s ability to continue as a going concern. As of December 31, 2023, we had deficit in equity of HK$15,312,968 (approximately US$1,960,461), net liabilities of HK$15,312,968 (approximately US$1,960,461) and net current liabilities of HK$19,859,607 (approximately US$2,542,550). During the year ended December 31, 2023, we had a net profit after taxation of HK$7,079,243 (approximately US$906,329), and during the year ended December 31, 2022 we incurred net losses of HK$98,603. In the Company’s audited financials for the years ended December 31, 2022 and 2023, the Company’s independent registered public accounting firm expressed substantial doubt about the Company’s ability to continue as a going concern.

Prior to the closing of our IPO in September 2024, the amount due by the Company to our Controlling Shareholder in the sum of HK$18,679,181 (approximately US$2,3911,425) has been converted into Class A Ordinary Shares. Furthermore, upon closing of our IPO, we received aggregate gross proceeds of US$6,106,060, prior to deducting underwriting discounts and other offering expenses, including partial exercise of the over-allotment options by the underwriters. The management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months.

Industry and Market Data

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties, as well as estimates by our management based on such data. None of these third parties are affiliated with us, and the information contained in this prospectus has not been reviewed or endorsed by any of them. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates.

Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

While we believe that the information from these industry publications, surveys, and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

For a detailed discussion of the industry and market data in relation to our business, please refer to the “Industry and Market Data” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

Corporate History and Structure

We commenced operation in February 2019 with the establishment of JAN Financial, a company incorporated under the laws of Hong Kong on February 27, 2019, which is wholly-owned by Powell Max.

On January 8, 2019, our ultimate holding company, Powell Max was incorporated under the laws of the BVI as a BVI business company with limited liability, with an authorized share capital of US$50,000 divided into 50,000 ordinary shares, par value US$1.00 each, with 50,000 ordinary shares issued and allotted to our Controlling Shareholder.

On January 19, 2024, as part of the reorganization in contemplation of our IPO, we completed a share swap transaction, pursuant to which Bliss On Limited, a company incorporated under the laws of the BVI, and wholly-owned by our Controlling Shareholder, acquired all the issued shares of Powell Max from our Controlling Shareholder in consideration of Bliss On Limited issuing one additional ordinary share to our Controlling Shareholder. Following such share swap, Bliss On Limited became the sole shareholder of Powell Max, which in turn wholly-owns JAN Financial.

On February 5, 2024, as part of the reorganization in contemplation of our IPO, Powell Max sub-divided its authorized shares so that the par value of each share changed from US$1.00 each to US$0.0001 each and the number of authorized shares changed to 500,000,000 ordinary shares, par value US$0.0001 each, with 500,000,000 ordinary shares held by Bliss On Limited, out of which 487,500,000 ordinary shares were surrendered to Powell Max for cancellation for no consideration. The remaining 12,500,000 ordinary shares were re-designated and re-classified into 10,500,000 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares.

On February 20, 2024, Bliss On Limited sold a total of 1,500,000 Class A Ordinary Shares to three individuals, all of whom have no affiliation with us.

As of December 31, 2023, we were indebted to our Controlling Shareholder in the sum of US$2,391,425. The sum was converted into 597,856 Class A Ordinary Shares in September 2024 prior to our IPO. The charts below illustrate our corporate structure as of the date of this prospectus:

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because, as at the date of this prospectus, our Controlling Shareholder owns approximately 79.0% of our total issued and outstanding Ordinary Shares, representing approximately 94.1% of the total voting power.

Holding Company Structure

Powell Max is a holding company incorporated in the BVI with no material operations of its own, and we conduct our operations primarily in Hong Kong through JAN Financial, our sole operating subsidiary as of the date of this prospectus. This is an offering of the Class A Ordinary Shares of Powell Max, the holding company in the BVI, instead of the shares of JAN Financial. Investors in this offering will not directly hold any equity interests in JAN Financial.

As a result of our corporate structure, the ability of Powell Max to pay dividends may depend upon dividends paid by JAN Financial. If our existing operating subsidiary JAN Financial or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Transfers of Cash or Other Assets To and From Our Subsidiaries

Our management monitors the cash position of JAN Financial regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfill its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by our board of directors.

The ability of Powell Max to transfer cash or other assets to its subsidiary is subject to the following: subject to due corporate authorization in accordance with the Memorandum and Articles of Association (as amended from time to time) and compliance with the BVI Act, there is no prohibition under the laws of the BVI and its memorandum and articles of association preventing Powell Max to provide funding to JAN Financial through shareholder’s loans or equity contributions.

The ability of JAN Financial to transfer cash or other assets to Powell Max is subject to the following: according to the Companies Ordinance of Hong Kong, JAN Financial may only make a distribution out of profits available for distribution. JAN Financial has not adopted or maintained any cash management policies and procedures as of the date of this prospectus.

Currently, all of our operations are in Hong Kong. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law. The arrangement provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems” and a distinct set of laws and regulations. The laws and regulations of mainland China do not currently have any material impact on transfer of cash from Powell Max to JAN Financial or from JAN Financial to Powell Max and the investors in the U.S.

During the years ended December 31, 2022 and 2023 and as of the date of this prospectus, Powell Max and JAN Financial had not distributed any cash dividends or made any other cash distributions. In addition, there have not been any cash transfers between Powell Max, JAN Financial, or to any of our shareholders, during the years ended December 31, 2022 and 2023.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary by way of dividend payments. JAN Financial is permitted under the laws of Hong Kong to provide funding to Powell Max through dividend distributions subject to certain statutory requirements of having sufficient profits.

Subject to Hong Kong law, the BVI Act and our Memorandum and Articles of Association, our directors may declare dividends in such amount as the board of directors thinks fit if it is satisfied, on reasonable grounds, that immediately after the distribution, the value of the Company’s assets exceeds its liabilities, and the Company is able to pay its debt as they fall due. The BVI does not impose a withholding tax on payments of dividends to shareholders provided that the shareholders are not residents of the BVI.

Under Hong Kong law, dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash or other assets between Powell Max and its subsidiary, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiary, to Powell Max and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us. Further, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK$ into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors. The PRC laws and regulations do not currently have any material impact on transfer of cash from Powell Max to JAN Financial nor from JAN Financial to Powell Max, our shareholders or U.S. investors. However, in the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or on our subsidiary’s ability by the PRC government to transfer cash or other assets. Any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. Currently, all of our operations are in Hong Kong through JAN Financial. We do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE, structure with any entity in mainland China. Since Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, or the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” The PRC laws and regulations do not currently have any material impact on transfer of cash from Powell Max to JAN Financial nor from JAN Financial to Powell Max and the investors in the U.S. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering it worthless.

See “Dividend Policy” and “Risk Factors — Risks Related to Our Class A Ordinary Shares — We rely on dividends and other distributions on equity paid by our subsidiary to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash or other assets. Any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Class A Ordinary Shares or cause them to be worthless,” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus and Consolidated Statements of Change in Equity in audited financial statements contained in this prospectus for more information.

Enforceability of Civil Liabilities

We are incorporated under the laws of the BVI as a business company with limited liability. Substantially all of our assets are located outside the United States. In addition, all our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI. However, the BVI courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the BVI to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons.

Name	Position	Nationality	Residence
Mr. Tsz Kin Wong	Chairman of the Board, Executive Director and Chief Executive Officer	Chinese	Hong Kong
Ms. Kam Lai Kwok	Chief Financial Officer	Chinese	Hong Kong
Mr. Kam Fan Jimmy Luk	Independent Director	Australian	Australia
Mr. Chun Kin Norman Hui	Independent Director	Australian	Hong Kong
Ms. Lee Chern Koay	Independent Director	Malaysian	Australia

K M Lai & Li, our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

Summary of Key Risks

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows, and prospects that you should consider before making a decision to invest in our Class A Ordinary Shares. These risks are discussed more fully in “Risk Factors.” The following is a summary of what we view as our most significant risk factors:

Risks Related to the Equity Line of Credit (for a more detailed discussion, see “Risk Factors — Risks Related to the Equity Line of Credit” beginning on page 15 of this prospectus)

•        The sale of a substantial amount of Class A Ordinary Shares in the public market could adversely affect the prevailing market price of our Class A Ordinary Shares.

•        It is not possible to predict the actual number of SEPA Shares, if any, we will sell to the Investor pursuant to the SEPA, or the actual gross proceeds resulting from those sales.

•        Investors who buy SEPA Shares from the Investor at different times will likely pay different prices.

•        We may use proceeds from sales of the SEPA Shares made pursuant to the SEPA in ways with which you may not agree or in ways which may not yield a significant return.

Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors — Risks Related to Our Business and Industry” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.)

Risks Related to Doing Business in Hong Kong (for a more detailed discussion, see “Risk Factors — Risks Related to Doing Business in Hong Kong” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.)

Risks Related to Our Class A Ordinary Shares (for a more detailed discussion, see “Risk Factors — Risks Related to our Class A Ordinary Shares” beginning on page 16 of this prospectus and as set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.)

Recent Regulatory Developments in the PRC

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments (the “Revised Draft”), which required that, in addition to “operators of critical information infrastructure,” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (together with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”). The Draft Rules Regarding Overseas Listing lays out the filing regulation arrangement for both direct and indirect overseas listing and clarifies the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC, and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an IPO and listing shall include, but not be limited to: regulatory opinions, record filing, approval, and other documents issued by competent regulatory authorities of relevant industries (if applicable), and security assessment opinions issued by relevant regulatory authorities (if applicable). On December 27, 2021, the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version) (“Negative List”), which became effective and replaced the previous version. Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. Based on a set of Q&A published on the NDRC’s official website, a NDRC official indicated that after a PRC company submits its application for overseas listing to the CSRC and where matters relating to prohibited businesses under the Negative List are implicated, the CSRC will consult the regulatory authorities having jurisdiction over the relevant industries and fields.

On January 4, 2022, the CAC, the NDRC, and several other administrations jointly adopted and published the revised Cybersecurity Review Measures (“CRM”), which took effect on February 15, 2022, and replaced the Revised Draft issued on July 10, 2021. Pursuant to the revised CRM, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CRM provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the revised CRM, considering that (i) we are not in possession of or otherwise holding personal information of over one million users, and it is also very unlikely that we will reach such threshold in the near future; and (ii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, as approved by the State Council, released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies and five interpretive guidelines (collectively, the “CSRC Filing Rules”), which came into effect on March 31, 2023. Under the CSRC Filing Rules, a filing-based regulatory system shall be applied to “indirect overseas offerings and listings” of PRC domestic companies, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a domestic company that operates its main business domestically. The CSRC Filing Rules state that, any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. We believe that we are not subject to the CSRC Filing Rules, because we are incorporated in the BVI and our operating subsidiary incorporated in Hong Kong and operate in Hong Kong without any subsidiary or VIE structure in mainland China, and we do not have any business operations or maintain any office or personnel in mainland China. However, as the CSRC Filing Rules and the supporting guidelines are newly published, there exists uncertainty with respect to the implementation and interpretation of the principle of “substance over form.” If our offering and listing is later deemed as “indirect overseas offering and listing by companies in mainland China” under the CSRC Filing Rules, we may need to complete the filing procedures for our offering and listing. If we are subject to the filing requirements, we cannot assure you that we will be able to complete such filings in a timely manner or even at all. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond or what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on Powell Max’s daily business operations, its ability to accept foreign investments, and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the CSRC Filing Rules become applicable to JAN Financial or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law becomes applicable to JAN Financial, the business operation of JAN Financial and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and JAN Financial becomes subject to the CAC or CSRC review, we cannot assure you that JAN Financial will be able to comply with the regulatory requirements in all respects, and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If JAN Financial fails to receive or maintain such permissions or if the required approvals are denied, JAN Financial may become subject to fines and other penalties that may have a material adverse effect on our business, operations, and financial condition and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Permission Required from Hong Kong and PRC Authorities

As of the date of this prospectus, (i) JAN Financial has received all requisite permissions and approvals for the operation of our business in Hong Kong namely the business registration certificate issued by the Hong Kong Business Registration Office, which was first issued on February 2019 and remains valid, and no such permissions and approvals have been denied, (ii) JAN Financial is not required to obtain any permission or approval from Hong Kong authorities to issue our Class A Ordinary Shares to foreign investors, and (iii) we are also not required to obtain permissions or approvals from any PRC authorities before listing in the United States and to issue our Class A Ordinary Shares to foreign investors or operate our business as currently conducted, including the CSRC, the CAC, or any other governmental agency that is required to approve our operations, because (x) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (y) JAN Financial was established and operate in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC.

Furthermore, based on laws and regulations currently in effect in the PRC as of the date of this prospectus, as confirmed and advised by our PRC Counsel, China Commercial Law Firm, based on PRC laws and regulations effective as of the date of this prospectus, we are not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Class A Ordinary Shares can be listed or offered in the U.S. Although we have existing and potential customers who are mainland China individuals or companies that have shareholders or directors that are mainland China individuals, since neither we nor our subsidiaries are “PRC domestic companies” subject to the Trial Administrative Measures, because (i) we are headquartered in Hong Kong, with our officers and all members of the board of directors based in Hong Kong or elsewhere who are not mainland China citizens; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor are we controlled by any mainland Chinese company or individual directly or indirectly; (iii) we only operate in Hong Kong, all of our revenues and profits are generated by our subsidiaries in Hong Kong, none of our business activities are conducted in mainland China, and we have not generated revenues or profits from mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period; (iv) we do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; and (v) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

In addition, although JAN Financial may collect and store certain data (including certain personal information) from our customers, some of whom may be companies in mainland China, in connection with our business and operations, as advised by our PRC Counsel, China Commercial Law Firm, we and JAN Financial will not be deemed to be an “operator of critical information infrastructure” or any “data processor” carrying out data processing activities, and we are not subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for our and our subsidiaries’ operations in Hong Kong, since JAN Financial is incorporated and only operating in Hong Kong without any subsidiary or variable interest entity structure in mainland China.

However, if the applicable laws, regulations, or interpretations change and JAN Financial become subject to the CAC or CSRC review, we cannot assure you that JAN Financial will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which serves as Hong Kong’s constitution. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems” and a distinct set of laws and regulations. The PRC laws and regulations do not currently have any material impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals are not required or that we do not receive or maintain relevant permissions or approvals required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face regulatory risks as those operated in mainland China, including the ability to offer securities to investors, list their securities on a U.S. or other foreign exchanges, conduct their business or accept foreign investment or sanctions by the CSRC, the CAC, or other PRC regulatory agencies.

Recent PCAOB Developments

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Pursuant to the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor cannot be inspected by the PCAOB for three consecutive years, and this ultimately could result in our Class A Ordinary Shares being delisted.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill that, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which took effect on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB issued a Determination Report, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a special administrative region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how PCAOB fulfills its responsibilities under the HFCA Act.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. WWC, P.C. is headquartered in San Mateo, California, and can be inspected by the PCAOB. As of the date of this prospectus, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021 in mainland China or Hong Kong because of a position taken by one or more authorities in the PRC or Hong Kong.

On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has unfettered ability to transfer information to the SEC. According to the PCAOB, its December 2021 determinations under the HFCA Act remain in effect. The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Implications of Being a Controlled Company

As at the date of this prospectus, our Controlling Shareholder owns approximately 79.0% of the total issued and outstanding Ordinary Shares, representing approximately 94.1% of the total voting power. As such, we are a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements, and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2029, being the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A Ordinary Shares in the IPO. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion, or we issue more than US$1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a foreign private issuer as defined by the SEC. As a result, in accordance with the rules and regulations of the Nasdaq, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

•        Exemption from Section 16 rules regarding sales of Class A Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from obtaining shareholder approval in the sale, issuance or potential sale of Class A Ordinary Shares equals 20% or more of the Class A Ordinary Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

On November 21, 2024, we notified Nasdaq that we intend to follow its home country practice in lieu of the following Nasdaq Listing Rules:

•        Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end;

•        Rule 5635(a) and (d), which require shareholder approval prior to an issuance of securities in connection with the acquisition of the stock or assets of another company, and with any transactions other than public offerings;

•        Rule 5250(b)(3), which requires disclosure of third-party director and nominee compensation; and

•        Rule 5250(d), which requires the Company to distribute annual and interim reports.

We submitted to Nasdaq a written statement by counsel of the British Virgin Islands certifying that the above noncompliant practices are not prohibited under the laws of the British Virgin Islands, the Company’s home jurisdiction. As of the date of this prospectus, we have not received Nasdaq’s approval letter in relation to the same. See “Risk Factors — Risks Related to Our Class A Ordinary Shares — As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.”

Corporate Information

Our principal executive office is located at 22/F., Euro Trade Centre, 13-14 Connaught Road Central, Hong Kong. Our telephone number is (+852) 2158 2888. Our registered office in the BVI is located at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, BVI, VG1110.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168. Our website can be found at http://www.janfp.com/. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Impact of COVID-19

Since early 2020, the ongoing COVID-19 pandemic has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings, and has caused significant disruption to worldwide economic activities, including economic activities in Hong Kong (where we operate in), and in Southeast Asia and the mainland China (where a significant portion of our clients and potential clients are located).

The COVID-19 outbreaks in Hong Kong in early 2020 and early 2022 resulted in temporary pandemic-related lockdowns. These outbreaks caused companies in Hong Kong such as ours, as well as our professional parties, partners and clients, to implement temporary adjustments to work schedules and travel plans and to implement alternative work arrangements for some of our or their employee to work from home and collaborate remotely. As a result, we have experienced lower efficiency and productivity, internally and externally, which may adversely affect our service quality. Since April 2022, in light of the reduced severity of the COVID-19 pandemic in Hong Kong, our alternative work arrangement was largely abolished. Nonetheless, as our business depends on our employees, if any of our employees has contracted or is suspected of having contracted COVID-19, these employees will be required to be quarantined and they could pass it to other of our employees, potentially resulting in severe disruption to our business.

As of the date of this prospectus, most countries around the globe have abolished measures to contain COVID-19 pandemic. The Hong Kong government has gradually abolished its entry restrictions and COVID-19 control measures since November 2022. Furthermore, the PRC government has also significantly lessened its travel restrictions and abolished the quarantine requirements for international arrivals to mainland China from January 8, 2023. However, before their abolishment, the aforesaid travel restrictions, quarantine and social control measures in Hong Kong and mainland China had severely hindered our client development efforts in mainland China, and our businesses and clients have been adversely affected by travel restrictions preventing PRC residents from travelling to Hong Kong.

Furthermore, our results of operations have been affected by the COVID-19 pandemic. We witnessed huge market fluctuations in the global capital and financial markets since 2020. Due to the instability of global financial markets and other economic and financial challenges brought about by COVID-19, the deterioration of the economic condition of mainland China due to the continuous COVID-19 control measures, the significant market volatility and declines in general economic activities in Hong Kong and globally, have severely dampened the confidence of our client in the global and Hong Kong’s financial markets and their willingness to conduct fundraising activities on the HK Stock Exchange, especially through IPOs. As a result of which, we experienced reduced demand for our financial communication services, due to the temporary closure of offices of our customers and travel restrictions thereby leading to a longer project timespan of our financial communication services, which in turn affected our results of operations for the years ended December 31, 2022 and 2023, respectively. In particular, the revenues, as well as growth of our revenue, have been hindered due to the COVID-19 impact.

The pandemic, government measures in response to the pandemic, and the global economic deterioration could result in an economic downturn in Hong Kong and countries where our clients and potential clients are located in the foreseeable future. Such a downturn in global and Hong Kong’s economy may lead our clients to adopt conservative business strategies instead of seeking expansion, ultimately leading to a decline in our clients’ fund raising and transactional needs and therefore our financial communications services, all of which could adversely affect our business and, in turn, negatively impact our business and the results of operations.

Given the general slowdown in economic conditions globally, volatility in the capital markets as well as the generally negative impact of the COVID-19 pandemic on the capital markets, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. Any future impact on our results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. We will continue to closely monitor the situation throughout 2024 and beyond. For details regarding risks associated with COVID-19, refer to “Risk Factors — Risks Related to Our Business and Industry — A sustained outbreak of the COVID-19 pandemic could have a material adverse impact on our business, operating results, and financial condition” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

The Offering

Securities being offered by the Selling Shareholders:	12,963,451 Class A Ordinary Shares
Use of proceeds:

We will not receive any proceeds from any sale of the Class A Ordinary Shares by the Selling Shareholders. However, we may receive up to $40 million in aggregate gross proceeds from the Investor in connection with sales of the SEPA Shares to the Investor pursuant to the SEPA. We intend to use any proceeds from the SEPA for working capital and general corporate purposes.

For more information on the use of proceeds, see “Use of Proceeds” on page 22.
Listing:	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “PMAX.”
Risk factors:

Investing in our Class A Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the risk factors set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus, as well as the following information about these risks together with the other information appearing elsewhere in this prospectus before deciding to invest in our Class A Ordinary Shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations, and future growth prospects. In these circumstances, the market price of our Class A Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to the Equity Line of Credit

The sale of a substantial amount of Class A Ordinary Shares in the public market could adversely affect the prevailing market price of our Class A Ordinary Shares.

We are registering for resale an aggregate of up to $40 million of SEPA Shares, which, based on the closing price of our shares on Nasdaq on November 20, 2024 of $3.13 per share, are 12,779,553 Class A Ordinary Shares, together with 63,898 Class A Ordinary Shares, being the Commitment Shares, as well as the Finder’s Shares. We cannot predict if and when the Selling Shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Class A Ordinary Shares or other equity or debt securities convertible into Class A Ordinary Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

It is not possible to predict the actual number of SEPA Shares, if any, we will sell under the SEPA to the Investor, or the actual gross proceeds resulting from those sales.

On November 21, 2024, we entered into the SEPA with the Investor, pursuant to which the Investor has committed to purchase up to $40 million of SEPA Shares, subject to certain limitations and conditions set forth in the SEPA. The SEPA Shares may be issued and sold by us to the Investor at our discretion from time to time until the earlier of (i) the date on which the Investor shall have purchased an amount of SEPA Shares equal to $40 million, (ii) December 1, 2027, (iii) written notice of termination by the Company to the Investor (which shall not occur at any time that the Notes are outstanding), or (iv) mutual written consent of termination by the Investor and the Company.

Except as pursuant to Investor Notices, we generally have the right to control the timing and amount of any sales of the SEPA Shares to the Investor under the SEPA. Sales of the SEPA Shares, if any, to the Investor under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the SEPA Shares that may be available for us to sell to the Investor pursuant to the SEPA.

Because the purchase price per Class A Ordinary Share to be paid by the Investor for the SEPA Shares that we may elect to sell to the Investor under the SEPA, if any, will fluctuate based on the market prices of our Class A Ordinary Shares at the time we elect to sell the SEPA Shares to the Investor pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of SEPA Shares that we will sell to the Investor under the SEPA, the purchase price per share that the Investor will pay for SEPA Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the SEPA.

The SEPA provides that we may, in our discretion, from time to time after the effective date of this prospectus and during the term of the SEPA, direct the Investor to purchase the SEPA Shares from us in one or more purchases under the SEPA, for a maximum aggregate gross purchase price of up to $40 million. A maximum aggregate offering amount of $40 million in SEPA Shares, which, based on the closing price of our shares on Nasdaq on November 20, 2024 of $3.13 per share, are 12,779,553 Class A Ordinary Shares, together with 63,898 Class A Ordinary Shares, being the Commitment Shares, are being registered for resale under the registration statement that includes this prospectus.

However, because the market prices of the SEPA Shares may fluctuate from time to time after the date of this prospectus, the actual purchase prices to be paid by the Investor for the SEPA Shares that we direct it to purchase under the SEPA, if any, also may fluctuate significantly based on the market price of the SEPA Shares.

Any issuance and sale by us under the SEPA of a substantial amount of SEPA Shares could cause substantial dilution to our shareholders. The number of SEPA Shares ultimately offered for sale by the Investor is dependent upon the number of SEPA Shares, if any, we ultimately elect to sell to the Investor under the SEPA. However, even if we elect to sell SEPA Shares to the Investor pursuant to the SEPA, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Investors who buy SEPA Shares from the Investor at different times will likely pay different prices.

Pursuant to the SEPA, we will have discretion, to vary the timing, price and number of shares sold to the Investor. If and when we elect to sell the SEPA Shares to the Investor pursuant to the SEPA, after the Investor has acquired such SEPA, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of the SEPA Shares made pursuant to the SEPA in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of the SEPA Shares made pursuant to the SEPA, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not enhance our operating results or the value of our Ordinary Shares.

Risks Related to Our Class A Ordinary Shares

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the BVI, may differ significantly from corporate governance listing standards.

On November 21, 2024, we notified Nasdaq that we intend to follow its home country practice in lieu of the following Nasdaq Listing Rules:

•        Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end;

•        Rule 5635(a) and (d), which require shareholder approval prior to an issuance of securities in connection with the acquisition of the stock or assets of another company, and with any transactions other than public offerings;

•        Rule 5250(b)(3), which requires disclosure of third party director and nominee compensation; and

•        Rule 5250(d), which requires the Company to distribute annual and interim reports.

We submitted to Nasdaq a written statement by counsel of the British Virgin Islands certifying that the above noncompliant practices are not prohibited under the laws of the British Virgin Islands, the Company’s home jurisdiction. As of the date of this prospectus, we have not received Nasdaq’s approval letter in relation to the same.

In future, we may also rely on home country practices with respect to our other corporate governance. As a result of which, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•        the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, the Company, and our operating subsidiaries on our business, financial condition and results of operations;

•        timing of the development of future business;

•        capabilities of our business operations;

•        expected future economic performance;

•        competition in our market;

•        continued market acceptance of our services and products distributed by us;

•        changes in the laws that affect our operations;

•        inflation and fluctuations in foreign currency exchange rates;

•        our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

•        continued development of a public trading market for our securities;

•        the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

•        managing our growth effectively;

•        projections of revenue, earnings, capital structure, and other financial items;

•        fluctuations in operating results;

•        dependence on our senior management and key employees; and

•        other factors set forth under “Risk Factors.”

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties, as well as estimates by our management based on such data. None of these third parties are affiliated with us, and the information contained in this prospectus has not been reviewed or endorsed by any of them. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

While we believe that the information from these industry publications, surveys, and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

For a detailed discussion of the industry and market data in relation to our business, please refer to the “Industry and Market Data” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

THE EQUITY LINE OF CREDIT

Standby Equity Purchase Agreement

On November 21, 2024, we entered into the SEPA with the Investor, pursuant to which the Investor has agreed to purchase up to $40 million of the Class A Ordinary Shares (“SEPA Shares”), which, based on the closing price of our shares on Nasdaq on November 20, 2024 of $3.13 per share, are 12,779,553 Class A Ordinary Shares, until the first day of the month following the 36-month anniversary of the date of the SEPA. The Company has the option to select, in each notice, the pricing mechanisms of the SEPA Shares, calculated using either (i) 92% of the VWAP of the Class A Ordinary Shares (“Pricing Option 1”) on the day of each advance notice by the Company (“Option 1 Pricing Period”) if the notice is made prior to 9:00 a.m. Eastern Time, or (ii) 96% of the VWAP of the Company’s Ordinary Shares (“Pricing Option 2”) for the three consecutive trading days commencing on the trading day the notice is made prior to 9:00 a.m. Eastern Time, or if the notice is made after 9:00 a.m. Eastern Time, commencing on the following trading day (“Option 2 Pricing Period”).

The issuance and sale by the Company to the Investor under the SEPA (an “Advance”) under Pricing Option 1 is subject to a maximum amount equal to 30% of the trading volume of the Company’s Class A Ordinary Shares, as reported by Bloomberg L.P., during Option 1 Pricing Period, or the number of Class A Ordinary Shares sold by the Investor during Option 1 Pricing Period.

With respect to each Advance issued under Pricing Option 2, the Company has the option to notify the Investor of a minimum acceptable price (“MAP”) by specifying the amount within such Advance notice. During any trading day within Option 2 Pricing Period, two conditions will trigger an automatic reduction to the amount of the Advance by one-third: either (i) the VWAP of the Class A Ordinary Shares is below the MAP specified in the Advance notice, or (ii) there is no VWAP available (each such day, an “Excluded Day”). On each Excluded Day, an automatic one-third reduction is applied to the specified Advance amount in the Advance notice and that day will be excluded from the Pricing Period.

Each Advance is subject to certain limitations, including that the Investor cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding voting power of number of Ordinary Shares at the time of an Advance or acquiring more than 19.99% of the Company’s outstanding Class A Ordinary Shares as of the date of SEPA (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained shareholder approval to issue in excess of the Exchange Cap in accordance with the rules of the Nasdaq, or the Company is a “foreign private issuer” with a home country practice which does not require shareholder approval, or such issuances do not require shareholder approval under Nasdaq’s “minimum price rule.” On November 21, 2024, we notified Nasdaq that we intend to follow its home country practice in lieu of Rule 5635(a) and (d) of the Nasdaq Listing Rules, which require shareholder approval prior to an issuance of securities in connection with the acquisition of the stock or assets of another company, and with any transactions other than public offerings. As of the date of this prospectus, we have not received any approval letter from Nasdaq in this regard.

The SEPA will terminate automatically on the earlier of December 1, 2027 or when the Investor has purchased an aggregate of $40 million of the Company’s Class A Ordinary Shares. The Company has the right to terminate the SEPA upon five trading days’ prior written notice to the Investor, subject to certain conditions.

Convertible Promissory Notes

Subject to the satisfaction of certain conditions set forth in the SEPA, the Investor shall advance to the Company up to $3,000,000 in three tranches (each, a “Pre-Advance”), with each Pre-Advance to be evidenced by a convertible promissory note (each, a “Note”) issuable at the original issuance discount of 8%. The first Pre-Advance, in the principal amount of $1,000,000, was advanced November 21, 2024. The second Pre-Advance, in the principal amount of $1,000,000, will be advanced on the second trading day after the filing of the Registration Statement of which this prospectus forms a part, and the third Pre-Advance, in the principal amount of $1,000,000, will be advanced on the second trading day after the effectiveness of the registration statement of which this prospectus forms a part.

Each Note does not carry any interest (other than the occurrence of any Event of Default) and has a maturity date of 12 months from the date of the Note (as may be extended at the option of the Investor).

At the election of the Investor, all or a portion of the principal, interest, or other amounts outstanding under each Note may be converted into Class A Ordinary Shares in accordance with the mechanisms set forth in the Notes. The Company has the option to redeem the Notes prior to their maturity dates. In addition, for so long as there is a balance outstanding under the Notes, the Investor, at its sole discretion, may convert such outstanding balance or part thereof into Class A Ordinary Shares.

In addition to the conversion right described above, for so long as there is a balance outstanding under the Notes, the Investor, at its sole discretion, may deliver to Powell Max a notice (“Investor Notice”), to cause an Advance Notice to be deemed delivered to the Investor and the issuance of shares of Class A Ordinary Shares to the Investor pursuant to an Advance. The Investor may select the amount of the Advance pursuant to an Investor Notice, provided that the amount of the Advance selected shall not exceed the balance owed under the Notes outstanding on the date of delivery of the Investor Notice and subject to certain other limitations as set forth in the SEPA. The shares will be issued and sold to the Investor pursuant to an Investor Notice at a per share price equal to the conversion price that would be applicable to the amount of the Advance selected by the Investor if such amount were to be converted as of the date of delivery of the Investor Notice into shares of Class A Ordinary Shares in accordance with the mechanisms set forth in the Notes. The Investor will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by the Investor against an amount outstanding under the Notes.

Registration Rights Agreement

On the same date, the Company also entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company has agreed to submit to the SEC the Registration Statement (as defined in the Registration Rights Agreement), with the initial one to be filed no later than December 5, 2024, covering all Class A Ordinary Shares to be issued under the SEPA, including the Commitment Shares (“Registrable Securities”), to use its best efforts to obtain effectiveness of the Registration Statement, and maintain the continuous effectiveness of such Registration Statement until all of the Registrable Securities may be sold by the Investor without restrictions under Rule 144 of the Securities Act.

Commitment Shares

Pursuant to the SEPA, on November 21, 2024, we issued the Commitment Shares to the Investor as half of the commitment fee.

No short-selling by the Investor

The Investor has agreed that it and its affiliates will not engage in any short sales during the term of the SEPA and will not enter into any transaction that establishes a net short position with respect to the Class A Ordinary Shares, provided that nothing shall restrict the Investor from selling a number of the Class A Ordinary Shares that it is obligated to purchase under a pending Advance notice but has not yet received from us.

Effect of Sales of our Class A Ordinary Shares under the SEPA on our Shareholders

The Class A Ordinary Shares being registered for resale in this offering may be issued and sold by us to the Investor from time to time at our discretion over the Commitment Period, as defined in the SEPA. The resale by the Investor of a significant amount of shares at any given time, or the perception that these sales may occur, along with other issuances and resales of other Class A Ordinary Shares, could cause the market price of our Class A Ordinary Shares to decline and to be highly volatile. If all $40 million of SEPA Shares offered for resale by the Investor under this prospectus, which, based on the closing price of our shares on Nasdaq on November 20, 2024 of $3.13 per share, are 12,779,553 Class A Ordinary Shares, together with the Commitment Shares, such Class A Ordinary Shares would represent approximately 46.8% of the total number of our total shares outstanding after giving effect to such issuance. The number of Class A Ordinary Shares ultimately offered for sale by the Investor for resale under this prospectus is dependent upon the number of Class A Ordinary Shares, if any, we ultimately sell to the Investor under the SEPA. We may ultimately decide to sell to the Investor all, some or none of the SEPA Shares that may be available for us to sell to the Investor pursuant to the SEPA.

If and when we elect to sell SEPA Shares to the Investor pursuant to the SEPA, after the Investor has acquired such shares, the Investor may resell all, some or none of such SEPA Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase SEPA Shares from the Investor in this offering at different times will likely pay different prices for those SEPA Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors — Risks Related to the Equity Line of Credit — Investors who buy ELOC Shares from the Investor at different times will likely pay different prices.”

Investors may experience a decline in the value of the SEPA Shares they purchase from the Investor in this offering as a result of future sales made by us to the Investor at prices lower than the prices such investors paid for their SEPA Shares in this offering.

In addition, if we sell a substantial number of SEPA Shares to the Investor under the SEPA, or if investors expect that we will do so, the actual sales of Ordinary Shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. Further, while the issuance of SEPA Shares to the Investor pursuant to the SEPA will not affect the rights or privileges of our existing shareholders, the economic and voting interests of each of our existing shareholders will be diluted as a result of such issuance.

The per share purchase price of the Class A Ordinary Shares that we elect to sell to the Investor will be equal to either (i) 92% of the VWAP of our Class A Ordinary Shares during the applicable Option 1 Pricing Period, or (ii) 96% of the VWAP of our Class A Ordinary Shares during the applicable Option 2 Pricing Period. Accordingly, the purchase price per share that the Investor will pay for the SEPA Shares purchased from us under the SEPA, if any, will fluctuate based on the market price of our Class A Ordinary Shares. As of the date of this prospectus, it is not possible for us to predict the number of SEPA Shares that we will sell to the Investor under the SEPA, the actual purchase price per share to be paid by the Investor for those SEPA Shares, or the actual gross proceeds to be raised by us from those sales, if any.

Revere Agreement

In connection with the execution of the SEPA, the Company and Revere Securities LLC (“Revere”) entered into a finder’s fee agreement, dated as of September 10, 2024 (the “Finder’s Fee Agreement”), pursuant to which the Company has agreed to pay Revere (i) a cash compensation equal to 4% of the total proceeds of the Pre-Advance, (ii) cash compensation equal to 4% of the total proceeds from the SEPA and cash and stock compensation at the rate of $15,000 per month and 10,000 Class A Ordinary Shares per month for 6 months when the Company raises $3,000,000 or more from the Equity Line, with one automatic renewal for another 6 months.

USE OF PROCEEDS

Any sales of Class A Ordinary Shares by the Selling Shareholders pursuant to this prospectus will be solely for the Selling Shareholders’ accounts. We will not receive any proceeds from any such sales. However, we may receive up to $40 million in aggregate gross proceeds from the Investor in connection with sales of the SEPA Shares to the Investor pursuant to the SEPA. However, the actual proceeds may be less than this amount depending on the number of the SEPA Shares sold and the price at which the SEPA Shares are sold by us under the SEPA. The use of the equity line of credit under the SEPA is subject to certain conditions, including the effectiveness of the registration statement of which this prospectus forms a part. Therefore, funds from the $40 million gross purchase price will not be immediately available, if at all, to us, and there can be no assurances that the equity line of credit will be available to us at all times during its term or that such purchase price will ever become available. See “Plan of Distribution” and “The Equity Line of Credit” elsewhere in this prospectus for more information.

We intend to use any proceeds from the SEPA for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. See “Risk Factors — Risk Related to the Equity Line of Credit — We may use proceeds from sales of our Class A Ordinary Shares made pursuant to the SEPA in ways with which you may not agree or in ways which may not yield a significant return.”

Each Selling Shareholder will pay or assume any discounts, commissions or concessions received by them except as set forth in the SEPA. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Ordinary Shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of counsel and independent registered public accountants.

We cannot currently determine the price or prices at which the SEPA Shares may be sold by the Investor under this prospectus.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects, other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

During the years ended December 31, 2022 and 2023 and as of the date of this prospectus, Powell Max and JAN Financial have not distributed any cash dividends or made any other cash distributions.

The declaration, amount, and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable BVI laws regarding solvency. Our board of directors will take into account general economic and business conditions; our financial condition and results of operations; our available cash and current and anticipated cash needs; capital requirements; contractual, legal, tax, and regulatory restrictions; and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Subject to the BVI Act and our Memorandum and Articles of Association, the holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to compliance with applicable BVI laws regarding solvency.

We are a holding company incorporated in the BVI with no operating revenue or profit of our own. We rely on dividends paid to us by our subsidiary for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur, and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our subsidiaries. According to the BVI Act (as amended), a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities, and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars.

EXCHANGE RATE INFORMATION

Powell Max is a holding company with operations conducted in Hong Kong through JAN Financial, our sole operating subsidiary as of the date of this prospectus, using Hong Kong dollars. JAN Financial’s reporting currency is Hong Kong dollars. The Hong Kong dollar is pegged to the U.S. dollar at a range of HK$7.75 to HK$7.85 to US$1. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were calculated the noon middle rate of US$1 — HK$7.8015, US$1 — HK$7.8109 and US$1 – HK$7.8083, as published in the H.10 statistical release of the Board of Governors of the Federal Reserve System on December 30, 2022, December 29, 2023 and June 28, 2024, respectively. No representation is made that the HK$ amount represents or could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.

CORPORATE HISTORY AND STRUCTURE

Corporate History and Structure

We commenced operations in February 2019 with the establishment of JAN Financial, a company incorporated under the laws of Hong Kong on February 27, 2019, which is wholly-owned by our ultimate company, Powell Max.

On January 8, 2019, our ultimate holding company, Powell Max was incorporated under the laws of the BVI as a BVI business company with limited liability, with an authorized share capital of US$50,000 divided into 50,000 ordinary shares, par value US$1.00 each, with 50,000 ordinary shares issued and allotted to our Controlling Shareholder.

On January 19, 2024, as part of the reorganization in contemplation of our IPO, we completed a share swap transaction, pursuant to which Bliss On Limited (“Bliss On”) a company incorporated under the laws of the BVI, and wholly-owned by our Controlling Shareholder, acquired all the issued shares of Powell Max from our Controlling Shareholder in consideration of Bliss On issuing one additional ordinary share to our Controlling Shareholder. Following such share swap, Bliss On became the sole shareholder of Powell Max, which in turn wholly-owns JAN Financial.

On February 5, 2024, as part of the reorganization in contemplation of our IPO, Powell Max sub-divided its authorized shares so that the par value of each share changed from US$1.00 to US$0.0001 each and the number of authorized shares changed to 500,000,000 ordinary shares, par value US$0.0001 each, with 500,000,000 ordinary shares held by Bliss On, out of which 487,500,000 ordinary shares were surrendered to Powell Max for cancellation for no consideration. The remaining 12,500,000 ordinary shares were re-designated and re-classified into 10,500,000 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares.

On February 20, 2024, Bliss On sold a total of 1,500,000 Class A Ordinary Shares to three individuals, all of whom have no affiliation with us.

As of December 31, 2023, we were indebted to our Controlling Shareholder in the sum of US$2,391,425. The sum was converted into 597,856 Class A Ordinary Shares in September 2024 prior to our IPO.

Our principal executive office is located at 22/F., Euro Trade Centre, 13-14 Connaught Road Central, Hong Kong. Our telephone number is (+852) 2158 2888. Our registered office in the BVI is located at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, BVI, VG1110.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168. Our website can be found at http://www.janfp.com/. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

The charts below illustrate our corporate structure as of the date of this prospectus:

Name	Background	Ownership
JAN Financial	– A Hong Kong company – Incorporated on February 27, 2019 – Issued share capital of HK$1,000,000 – Engaged in the provision of financial communications services	100% owned by Powell Max

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because, as at the date of this prospectus, our Controlling Shareholder owns approximately 79.0% of our total issued and outstanding Ordinary Shares, representing approximately 94.1% of the total voting power.

Therefore, we may elect not to comply with certain corporate governance requirements of Nasdaq. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice. See “Risk Factors — Risks Related to Our Class A Ordinary Shares — As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

At each general meeting, each shareholder who is holder of Class A Ordinary Shares and is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A Ordinary Share that such shareholder holds. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles of Association do not provide for cumulative voting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors”, or those set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus, and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our audited consolidated financial statements for the years ended December 30, 2022 and 2023 and related notes and the unaudited condensed consolidated financial statements for the six months ended June 30, 2023 and 2024 included elsewhere in this prospectus.

OVERVIEW

Founded in 2019, we commenced operations through JAN Financial, our operating subsidiary. We engage in the provision of financial communications services that support capital market compliance and transaction needs for corporate clients and their advisors in Hong Kong. Our financial communications services cover a full range of financial printing, corporate reporting, communications and language support services from inception to completion, including typesetting, proofreading, translation, design, printing, electronic reporting, newspaper placement and distribution. We provide comprehensive services to help our clients to comply with their disclosure and reporting obligations, create, manage and deliver accurate and timely financial communications and manage transaction processes.

Our clients consist of domestic and international companies listed on the HK Stock Exchange that are subject to the filing and reporting requirements under the HK Listing Rules and the HKSFO, together with companies who are seeking to list on the HK Stock Exchange, as well as their advisors in Hong Kong. In addition, we also provide ancillary financial support services, such as the rental of conference room facilities, for our customers to fulfill their compliance needs.

Our revenue for the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2024 are HK$37,772,821, HK$49,121,839 (approximately US$6,288,884) and HK$22,732,219 (approximately US$2,911,289), respectively.

MAJOR FACTORS AFFECTING OUR RESULTS OF OPERATIONS

Please refer to “Management’s Discussions and Analysis of Financial Condition and Results of Operations — Major Factors Affecting our Results of Operations” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus, for the discussions on the major factors that may affect our reviews and results of operations. The directors believe that such factors affect our reviews and results of operations for the years ended December 30, 2022 and 2023 and for the six months ended June 30, 2024.

RESULTS OF OPERATIONS

The following table summarizes our consolidated statements of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes and the unaudited condensed financial statements included elsewhere in this prospectus for the periods indicated. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

Comparison of the year ended December 31, 2023 and the year ended December 31, 2022

	Years ended December 31,
	2022	2023
	HK$	HK$	US$
Revenue	37,772,821	49,121,839	6,288,884
Cost of sales	(22,217,680)	(25,238,821)	(3,231,231)
Gross profit	15,555,141	23,883,018	3,057,653
Other income	1,851,815	54,116	6,928
General and administrative expenses	(11,564,662)	(11,777,043)	(1,507,770)
Selling and distribution expenses	(5,250,421)	(4,530,134)	(579,976)
Profit from operations	591,873	7,629,957	976,835
Finance costs	(690,476)	(550,714)	(70,506)
(Loss)/Profit before income tax	(98,603)	7,079,243	906,329
Income tax expense	—	—	—
(Loss)/Profit for the year	(98,603)	7,079,243	906,329

Revenue

Revenue is generated from the provision of financial communications services in Hong Kong.

The following table sets forth types of our revenue for the periods indicated:

	Years ended December 31,
	2022		2023
	HK$	% of total revenue	HK$	US$	% of total revenue
Provision of corporate financial communications services	34,325,809	90.9	39,133,279	5,010,086	79.7
IPO financial printing services	3,447,012	9.1	9,988,560	1,278,798	20.3
Total revenue	37,772,821	100.0	49,121,839	6,288,884	100.0

Revenue from corporate financial communications services accounted for 90.9% and 79.7% of our total revenue for the years ended December 31, 2022 and 2023, respectively; while revenue from IPO financial printing services accounted for 9.1% and 20.3% of our total revenue for the years ended December 31, 2022 and 2023, respectively.

For the year ended December 31, 2023, we recorded HK$49,121,839 (US$6,288,884) in total revenue compared to HK$37,772,821 for the year ended December 31, 2022, representing a 30.0% increase. The increase in total revenue was primarily attributable to the increase in both the revenue from corporate financial communications services and IPO financial printing services.

For the year ended December 31, 2023, we recorded HK$39,133,279 (US$5,010,086) in revenue from corporate financial communications services compared to HK$34,235,809 for the year ended December 31, 2022, representing a 14.3% increase. The increase in revenue from corporate financial communications services was primarily attributable to the increase in number of transactions engaged by our customers and hence the increase of financial communications materials processed by us.

For the year ended December 31, 2023, we recorded HK$9,988,560 (US$1,278,798) in revenue from IPO financial printing services compared to HK$3,447,012 for the year ended December 31, 2022, representing an increase of 1.9 times. The increase in revenue from financial printing services for IPO clients was primarily attributable to the completion of an IPO project successfully listed in the second half of 2023.

Cost of sales

Our cost of sales primarily consists of (i) printing costs, (ii) translation costs, (iii) staff costs, and (iv) others. The table below shows the cost of sales for the periods indicated.

	Years ended December 31,
	2022		2023
	HK$	% of total cost of sales	HK$	US$	% of total cost of sales
Printing costs	4,920,419	22.1	5,414,965	693,257	21.5
Translation costs	8,575,869	38.6	9,484,376	1,214,249	37.5
Employee benefits expense	8,566,366	38.6	9,843,977	1,260,287	39.0
Other production costs	155,026	0.7	495,503	63,438	2.0
Total cost of sales	22,217,680	100.0	25,238,821	3,231,231	100.0

Total cost of sales increased from approximately HK$22,217,680 to HK$25,238,821 (US$3,231,231), representing an increase of 13.6%, for the years ended December 31, 2022 and 2023, respectively. The increase was due to an increase in both printing costs and translation costs, as well as an increase in the number of staff and the related costs.

For the years ended December 31, 2022 and 2023, (i) translation costs represented 38.6% and 37.5% of total cost of sales; (ii) printing costs represented 22.1% and 21.5% of total cost of sales; (iii) employee benefits expense represented 38.6% and 39.0% of total cost of sales; and (iv) other production costs represented 0.7% and 2.0% of total cost of sales, respectively.

Translation costs amounted to approximately HK$8,575,869 and HK$9,484,376 (US$1,214,249), representing a 10.6% increase, for the years ended December 31, 2022 and 2023, respectively. The increase in translation costs was in line with the revenue growth, in particular for the completion of an IPO project successfully listed in the second half of 2023.

Printing costs amounted to approximately HK$4,920,419 and HK$5,414,965 (US$693,257), representing a 10.1% increase, for the years ended December 31, 2022 and 2023, respectively. The increase in printing costs was in line with the revenue growth, in particular for the completion of an IPO project successfully listed in the second half of 2023.

Employee benefits expense amounted to approximately HK$8,566,366 and HK$9,843,977 (US$1,260,287), representing a 14.9% increase, for the years ended December 31, 2022 and 2023, respectively. The increase in employee benefits expense was primarily due to the increase of headcount of the production team in order to cope with the revenue growth.

Other production costs consist of, among others, complimentary food and beverages for complimentary lounge, typesetting fees, design fees and advertising fees. Other production costs amounted to approximately HK$155,026, and HK$495,503 (US$63,438), representing an increase of 2.2 times, for the years ended December 31, 2022 and 2023, respectively. The increase in other production costs was primarily due to the increase in the typesetting fee, which the certain typesetting services were handled by third parties.

Gross profit

Our gross profit amounted to approximately HK$15,555,141 and HK$23,883,018 (US$3,057,653), representing a 53.5% increase, for the years ended December 31, 2022 and 2023, respectively. Our gross profit margin increased from 41.2% for the year ended December 31, 2022 to 48.6% for the year ended December 31, 2023 was attributed to (i) the increase in the revenue in 2023, primarily due to the completion of an IPO project leading to the increase in revenue of our IPO financial printing services; and (ii) our effort in cost control in our production team.

Other income

Other income mainly consisted of government subsidy, lease modification and bank interest income. Other income amounted to approximately HK$1,851,815 and HK$54,116 (US$6,928), representing a 97.1% decrease, for the years ended December 31, 2022 and 2023, respectively. The decrease was primarily attributed by the absence of the lease modification and the government subsidy due to the COVID in 2022.

General and administrative expenses

The following table set forth the breakdown of the general and administrative expense for the periods indicated:

	Years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Depreciation of property, plant and equipment	5,046,942	5,015,875	642,163
Employee benefits expense	3,275,596	3,821,063	489,196
Office expense	943,461	618,568	79,193
Office equipment expense	765,882	908,354	116,293
Property related expenses	238,246	247,646	31,705
Professional services fees	106,000	173,500	22,213
Allowance for expected credit losses – trade receivables	841,051	914,788	117,117
Bad debt written-off	347,484	77,249	9,890
	11,564,662	11,777,043	1,507,770

General and administrative expenses mainly consist of depreciation of property, plant and equipment, employee benefits expense, office expense, office equipment expense, property related expense, professional services fees, allowance for expected credit losses and bad debt. General and administrative expenses amounted to approximately HK$11,564,662 and HK$11,777,043 (US$1,507,770), representing a 1.8% increase, for the years ended December 31, 2022 and 2023, respectively. The increase was primarily attributed by (i) the increase in the allowance for expected credit loss; and (ii) increase in the number of staff; and partially offset by the decrease in office expenses.

Depreciation of property, plant and equipment amounted to approximately HK$5,046,942 and HK$5,015,875 (US$642,163), representing a 0.6% decrease, for the years ended December 31, 2022 and 2023, respectively.

Employee benefits expense amounted to approximately HK$3,275,596 and HK$3,821,063 (US$489,196), representing a 16.7% increase, for the years ended December 31, 2022 and 2023, respectively. The increase was primarily due to increase in the number of staff.

Office expenses amounted to approximately HK$943,461 and HK$618,568 (US$79,193), representing a 34.4% decrease, for the years ended December 31, 2022 and 2023, respectively. The decrease was primarily due to tightening cost control measures for office expenses.

Office equipment expense amounted to approximately HK$765,882 and HK$908,354 (US$116,293), representing a 18.6% increase, for the years ended December 31, 2022 and 2023, respectively. The increase was primarily due to the increase in the expenses on repairs and maintenance.

Property related expenses amounted to approximately HK$238,246 and HK$247,646 (US$31,705), representing a 3.9% increase, for the years ended December 31, 2022 and 2023, respectively, which was relatively stable.

Professional services fees amounted to approximately HK$106,000 and HK$173,500 (US$22,213), representing a 63.7% increase, for the years ended December 31, 2022 and 2023, respectively. The increase was primarily due to the increase in the legal fees incurred for receivable collection.

Allowance for expected credit losses amounted to approximately HK$841,051 and HK$914,788 (US$117,117), representing an 8.8% increase, for the years ended December 31, 2022 and 2023, respectively. The increase was primarily due to (i) the increase in the trade receivables, which was in line with the growth of revenue; and (ii) the deterioration of the financial conditions of our several customers whose trade receivables accounts were overdue in 2023, which led to a greater allowance for expected credit losses being made.

Bad debt written-off amounted to approximately HK$347,484 and HK$77,249 (US$9,890), representing a 77.8% decrease, for the years ended December 31, 2022 and 2023, respectively. The decrease was primarily due to the decrease in the 365 days overdue in 2023.

Selling and distribution expenses

The following table set forth the breakdown of the selling and distribution expenses for the periods indicated:

	Years ended December 31,
	2022	2023	2023
	HK$	HK$	US$
Advertising and marketing	3,011,032	2,176,131	278,602
Employee benefits expense	2,239,389	2,354,003	301,374
	5,250,421	4,530,134	579,976

Selling and distribution expenses mainly consist of advertising, marketing and business development fees and salaries and benefits for sales and marketing staff. Selling and distribution expenses amounted to approximately HK$5,250,421 and HK$4,530,134 (US$579,976), representing a 13.7% decrease, for the years ended December 31, 2022 and 2023, respectively. The decrease was primarily attributed by tightening cost control measures for advertising and marketing expenses.

Finance costs

Finance costs represent interest expenses incurred on lease liabilities and interest expenses on bank borrowings.

Finance costs amounted to approximately HK$690,476 and HK$550,714 (US$70,506), representing a 20.2% decrease, for the years ended December 31, 2022 and 2023, respectively. The decrease was primarily due to the decrease in imputed interest from lease liabilities when approaching maturities.

Income tax

During the year ended December 31, 2022, there were no income tax expenses. The Company generated no assessable income for that fiscal year under the local tax regime, after tax adjustments.

During the year ended December 31, 2023, the Company recorded profit of HK$7,079,243 (US$906,329). As the Company had unrecognized tax losses of approximately HK$24,286,000 as of December 31, 2022, which were carried forward and used to offset against the taxable income of the Company for the year ended December 31, 2023, there was no income tax expenses for that fiscal year.

Net loss/profit

As a result of the foregoing, our net loss for the year ended December 31, 2022 amounted HK$98,603 and net profit for the year ended December 31, 2023 amounted HK$7,079,243 (US$906,329).

Comparisons of the periods for the six months ended June 30, 2024 and the six months ended June 30, 2023

	Six months ended June 30,
	2023 (unaudited)	2024 (unaudited)
	HK$	HK$	US$
Revenue	25,236,693	22,732,219	2,911,289
Cost of sales	(13,985,762)	(12,549,020)	(1,607,139)
Gross profit	11,250,931	10,183,199	1,304,150
Other income	2,929	26,247	3,361
General and administrative expenses	(5,438,461)	(6,228,824)	(797,718)
Selling and distribution expenses	(1,848,224)	(3,005,905)	(384,963)
Profit from operations	3,967,175	974,717	124,830
Finance costs	(300,428)	(193,581)	(24,791)
Profit before income tax	3,666,747	781,136	100,039
Income tax expense	—	—	—
Profit for the period	3,666,747	781,136	100,039

Revenue

Revenue is generated from the provision of financial communications services in Hong Kong.

The following table sets forth types of our revenue for the periods indicated:

	Six months ended June 30,
	2023		2024
	HK$	% of total revenue	HK$	US$	% of total revenue
Provision of corporate financial communications services	22,122,693	87.7	18,820,803	2,410,359	82.8
IPO financial printing services	3,114,000	12.3	3,911,416	500,930	17.2
Total revenue	25,236,693	100.0	22,732,219	2,911,289	100.0

Revenue from corporate financial communications services accounted for 87.7% and 82.8% of our total revenue for the six months ended June 30, 2023 and 2024, respectively; while revenue from IPO financial printing services accounted for 12.3% and 17.2% of our total revenue for the six months ended June 30, 2023 and 2024, respectively.

For the six months ended June 30, 2024, we recorded HK$22,732,219 (US$2,911,289) in total revenue compared to HK$25,236,693 for the six months ended June 30, 2023, representing a 9.9% decrease. The decrease in total revenue was primarily attributable to a reduction in capital market activities in Hong Kong, which in turn has resulted in the postponement of many public offerings and other transactions of our customers. As a result of which, the demands for our financial communications services have reduced.

For the six months ended June 30, 2024, we recorded HK$18,820,803 (US$2,410,359) in revenue from corporate financial communications services compared to HK$22,122,693 for the six months ended June 30, 2023, representing a 14.9% decrease. The decrease in revenue from corporate financial communications services was primarily attributable to a reduction in capital market activities in Hong Kong, which in turn has resulted in the postponement of the corporate transactions of our customers, as well as the demand for our services.

For the six months ended June 30, 2024, we recorded HK$3,911,416 (US$500,930) in revenue from IPO financial printing services compared to HK$3,114,000 for the six months ended June 30, 2023, representing a 25.6% increase. The increase in revenue from financial printing services for IPO clients was primarily attributable to the filing of the listing application of the IPO projects in the first half of 2024.

Cost of sales

Our cost of sales primarily consists of (i) printing costs, (ii) translation costs, (iii) staff costs, and (iv) others. The table below shows the cost of sales for the periods indicated.

	Six months ended June 30,
	2023		2024
	HK$	% of total cost of sales	HK$	US$	% of total cost of sales
Printing costs	3,179,031	22.7	1,578,120	202,108	12.6
Translation costs	5,676,682	40.6	5,158,067	660,588	41.1
Employee benefits expense	4,930,912	35.3	5,504,983	705,017	43.8
Other production costs	199,137	1.4	307,850	39,426	2.5
Total cost of sales	13,985,762	100.0	12,549,020	1,607,139	100.0

Total cost of sales decreased from approximately HK$13,985,762 to HK$12,549,020 (US$1,607,139), representing a decrease of 10.3%, for the six months ended June 30, 2023 and 2024, respectively. The decrease was due to a decrease in both printing costs and translation costs, which partially set off by the increase in employee benefits expense and the related costs, as the increase in the number of staff in first half of 2024.

For the six months ended June 30, 2023 and 2024, (i) translation costs represented 40.6% and 41.1% of total cost of sales; (ii) printing costs represented 22.7% and 12.6% of total cost of sales; (iii) employee benefits expense represented 35.3% and 43.8% of total cost of sales; and (iv) other production costs represented 1.4% and 2.5% of total cost of sales, respectively.

Translation costs amounted to approximately HK$5,676,682 and HK$5,158,067 (US$660,588), representing a 9.1% decrease, for the six months ended June 30, 2023 and 2024, respectively. The decrease in translation costs was in line with the decrease in revenue.

Printing costs amounted to approximately HK$3,179,031 and HK$1,578,120 (US$202,108), representing a 50.4% decrease, for the six months ended June 30, 2023 and 2024, respectively. The decrease in printing costs was in line with the decrease in revenue.

Employee benefits expense amounted to approximately HK$4,930,912 and HK$5,504,983 (US$705,017), representing a 11.6% increase, for the six months ended June 30, 2023 and 2024, respectively. The increase in employee benefits expense was primarily due to the increase of headcount of the production team.

Other production costs consist of, among others, complimentary food and beverages for complimentary lounge, typesetting fees, design fees and advertising fees. Other production costs amounted to approximately HK$199,137 and HK$307,850 (US$39,426), representing an increase of 54.6%, for the six months ended June 30, 2023 and 2024, respectively. The increase in other production costs was primarily due to the increase in the typesetting fee, which the certain typesetting services were handled by third parties.

Gross profit

Our gross profit amounted to approximately HK$11,250,931 and HK$10,183,199 (US$1,304,150), representing a decrease of 9.5%, for the six months ended June 30, 2023 and 2024, respectively. Our gross profit margin was 44.6% and 44.8% for the six months ended June 30, 2023 and 2024, respectively, which was relative stable in both periods.

Other income

Other income mainly consisted of bank interest income and handling charges. Other income amounted to approximately HK$2,929 and HK$26,247 (US$3,361), representing an increase of 8.0 times, for the six months ended June 30, 2023 and 2024, respectively. The increase was primarily attributed by the increase in the handling fee charged on the miscellaneous expenses order for our clients.

General and administrative expenses

The following table set forth the breakdown of the general and administrative expense for the periods indicated:

	Six months ended June 30,
	2023	2024	2024
	HK$	HK$	US$
Depreciation of property, plant and equipment	2,502,291	2,524,228	323,274
Employee benefits expense	1,957,009	2,238,775	286,717
Office expense	366,251	365,031	46,749
Office equipment expense	498,185	433,586	55,529
Property related expenses	122,298	125,348	16,053
Professional services fees	29,100	272,808	34,938
(Reversal)/Allowance for expected credit losses – trade receivables	(36,673)	228,666	29,285
Bad debt written-off	—	40,382	5,173
	5,438,461	6,228,824	797,718

General and administrative expenses mainly consist of depreciation of property, plant and equipment, employee benefits expense, office expense, office equipment expense, property related expense, professional services fees, allowance for expected credit losses and bad debt. General and administrative expenses amounted to approximately HK$5,438,461 and HK$6,228,824 (US$797,718), representing a 14.5% increase, for the six months ended June 30, 2023 and 2024, respectively. The increase was primarily attributed by (i) an increase in the allowance for expected credit loss; and (ii) an increase in employee benefit expense; and (iii) an increase in professional services fee.

Depreciation of property, plant and equipment amounted to approximately HK$2,502,291 and HK$2,524,228 (US$323,274), representing a 0.9% increase, for the six months ended June 30, 2023 and 2024, respectively.

Employee benefits expense amounted to approximately HK$1,957,009 and HK$2,238,775 (US$286,717), representing a 14.4% increase, for the six months ended June 30, 2023 and 2024, respectively. The increase was primarily due to increase in the number of staff.

Office expenses amounted to approximately HK$366,251 and HK$365,031 (US$46,749), representing a 0.3% decrease, for the six months ended June 30, 2023 and 2024, respectively, which was relatively stable.

Office equipment expense amounted to approximately HK$498,185 and HK$433,586 (US$55,529), representing a 13.0% decrease, for the six months ended June 30, 2023 and 2024, respectively. The decrease was primarily due to the decrease in the expenses on repairs and maintenance.

Property related expenses amounted to approximately HK$122,298 and HK$125,348 (US$16,053), representing a 2.5% increase, for the six months ended June 30, 2023 and 2024, respectively, which was relatively stable.

Professional services fees amounted to approximately HK$29,100 and HK$272,808 (US$34,938), representing an increase of 8.4 times, for the six months ended June 30, 2023 and 2024, respectively. The increase was primarily due to the increase in the consultancy fees.

Reversal for expected credit losses was HK$36,673 for the six months ended June 30, 2023, and allowance for expected credit losses was HK$228,666 (US$29,285) for the six months ended June 30, 2024, representing an increase of 7.2 times. The increase was primarily due to (i) the increase in the trade receivables; and (ii) the deterioration of the financial conditions of our several customers whose trade receivables accounts were overdue in 2024, which led to a greater allowance for expected credit losses being made.

Bad debt written-off amounted to approximately HK$Nil and HK$40,382 (US$5,173), for the six months ended June 30, 2023 and 2024, respectively. The increase was primarily due to some of the debts were no longer collectible.

Selling and distribution expenses

The following table set forth the breakdown of the selling and distribution expenses for the periods indicated:

	Six months ended June 30,
	2023	2024	2024
	HK$	HK$	US$
Advertising and marketing	949,845	1,557,260	199,436
Employee benefits expense	898,379	1,448,645	185,527
	1,848,224	3,005,905	384,963

Selling and distribution expenses mainly consist of advertising, marketing and business development fees and employee benefits expense for sales and marketing staff. Selling and distribution expenses amounted to approximately HK$1,848,224 and HK$3,005,905 (US$384,963), representing a 62.6% increase, for the six months ended June 30, 2023 and 2024, respectively. The increase was primarily attributed by an increase in the number of staff in our sales team and an increase in other expenses on business development and marketing. In light of the reduction of capital market activities in Hong Kong, we have engaged extra resources on sales and marketing with the view to maintain our market presence.

Finance costs

Finance costs represent interest expenses incurred on lease liabilities and interest expenses on bank borrowings.

Finance costs amounted to approximately HK$300,428 and HK$193,581 (US$24,791), representing a 35.6% decrease, for the six months ended June 30, 2023 and 2024, respectively. The decrease was primarily due to the decrease in imputed interest from lease liabilities when approaching maturities.

Income tax

During the six months ended June 30, 2023 and 2024, there were no income tax expenses. The Company generated no assessable income for that fiscal year under the local tax regime, after tax adjustments.

During the six months ended June 30, 2023 and 2024, the Company recorded profit of HK$3,666,747 and HK$781,136 (US$100,039), respectively. As the Company had unrecognized tax losses of approximately HK$24,286,000 as of December 31, 2022 and HK$14,098,000 as of December 31, 2023, which were carried forward and used to offset against the taxable income of the Company for the six months ended June 30, 2023 and 2024, respectively, there was no income tax expenses for those periods.

Net profit

As a result of the foregoing, our net profit amounted HK$3,666,747 and HK$781,136 (US$100,039) for the six months ended June 30, 2023 and 2024, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth our current assets and current liabilities as of the dates indicated:

	As of December 31,			As of June 30, 2024 (unaudited)
	2022	2023	2023
	HK$	HK$	US$	HK$	US$
Current assets
Trade and other receivables	7,888,040	12,547,210	1,606,372	16,040,646	2,054,307
Deferred Initial Public Offering (“IPO”) expense	—	962,822	123,267	6,734,370	862,464
Cash and bank balances	1,396,003	3,660,213	468,603	2,075,667	265,828
Total current assets	9,284,043	17,170,245	2,198,242	24,850,683	3,182,599

Current liabilities
Trade and other payables	25,424,656	27,376,032	3,504,850	35,332,530	4,524,996
Contract liabilities	3,307,618	1,524,761	195,209	612,761	78,476
Bank borrowings	5,474,700	4,767,829	610,407	4,311,625	552,185
Lease liabilities	3,335,879	3,361,230	430,326	2,765,854	354,220
Total current liabilities	37,542,853	37,029,852	4,740,792	43,022,770	5,509,877
Net current liabilities	(28,258,810)	(19,859,607)	(2,542,550)	(18,172,087)	(2,327,278)

Trade and other receivables

The following table sets forth a breakdown of our trade and other receivables, net as of the dates indicated:

	As of December 31,			As of June 30, 2024 (unaudited)
	2022	2023
	HK$	HK$	US$	HK$	US$
Trade receivables	7,121,626	12,675,669	1,622,818	17,000,653	2,177,254
Less: Allowance for expected credit losses – trade receivables	(899,827)	(1,814,615)	(232,318)	(2,043,281)	(261,681)
	6,221,799	10,861,054	1,390,500	14,957,372	1,915,573

Other receivables	290,971	128,887	16,501	13,824	1,770
Amount due from a Director	4,020	—	—
Prepayments	253,430	414,449	53,060	20,102	2,575
Deposits	1,117,820	1,142,820	146,311	1,049,348	134,389
	7,888,040	12,547,210	1,606,372	16,040,646	2,054,307

Trade and other receivables mainly consist of trade receivables, other receivables, amount due from a Director, prepayment, deposits and deferred IPO expense. Trade and other receivables were HK$7,888,040 and HK$13,510,032 (US$1,729,639) as of December 31, 2022 and 2023, respectively, representing an increase of 71.3%.

Trade receivables

Trade receivables, net was HK$6,221,799 and HK$10,861,054 (US$1,390,500) as of December 31, 2022 and 2023, respectively, representing an increase of 74.6%, partially offset by the allowance for expected credit losses. The allowance for expected credit losses was HK$899,827 and HK$1,814,615 (US$232,318) as of December 31, 2022 and 2023, respectively, representing an increase of 1.0 time. Such increase was due to an increase in the trade receivables and partially offset by the increase in the allowance for expected credit loss.

As of June 30, 2024, the trade receivables, net was HK$14,957,372 (US$1,915,573), representing an increase of 37.7% as compared to December 31, 2023, which was due to the keen competition which led longer payment period, and the deterioration of the financial conditions of our several customers whose trade receivables accounts were overdue in 2024.

Other receivables

Other receivables mainly consist of the costs on food and beverages for client. Other receivables were HK$290,971 and HK$128,887 (US$16,501) as of December 31, 2022 and 2023, respectively, representing a decrease of 55.7%, which was due to the decrease in the prepayment on miscellaneous expenses order for our clients.

As of June 30, 2024, the other receivables were HK$13,824 (US$1,770), representing a decrease of 89.3% as compared to December 31, 2023, which was due to the decrease in the prepayment on miscellaneous expenses order for our clients.

Amount due from a Director

The amount due from a Director, Mr. Wong, is non-trade in nature, unsecured, non-interest bearing and payable on demand. The balance was fully settled in 2023.

Prepayments

Prepayments mainly consist of deposit to vendors. Prepayments was HK$253,430 and HK$414,449 (US$53,060) as of December 31, 2022 and 2023, respectively, representing an increase of 63.5%, which was primarily due to the increase in deposit paid to translation services providers for our IPO financial printing services.

As of June 30, 2024, the prepayments were HK$20,102 (US$2,575), representing a decrease of 95.1% as compared to December 31, 2023, which was due to certain prepaid expenses are fully amortised.

Deposits

Deposits mainly consist of deposits for lease, rental and utilities. Deposits were HK$1,117,820 and HK$1,142,820 (US$146,311) as of December 31, 2022 and 2023, respectively, representing an increase of 2.2%, which was relatively stable.

As of June 30, 2024, the deposits were HK$1,049,348 (US$134,389), representing a decrease of 8.2% as compared to December 31, 2023, which was the reduction of deposits for leases.

Deferred IPO expense

Deferred IPO expenses amounting to HK$Nil and HK$962,822 (US$123,267) as of December 31, 2022 and 2023, respectively. These costs include professional fees that are directly attributable to the preparation of the Company’s proposed listing on Nasdaq.

As of June 30, 2024, the deferred IPO expense was HK$6,734,370 (US$862,464), representing an increase of 6.0 times as compared to December 31, 2023, which was due to the payment for deferred IPO expenses upon filing in the first half of 2024.

Trade and other payables

The following table sets forth a breakdown of our trade and other payables, net as of the dates indicated:

	As of December 31,			As of June 30, 2024 (unaudited)
	2022	2023
	HK$	HK$	US$	HK$	US$
Trade payables – third parties	6,162,361	7,223,067	924,742	9,681,098	1,239,847
Other payables	—	29,500	3,777	114,573	14,673
Amount due to ultimate beneficial shareholder	17,684,920	18,679,181	2,391,425	23,692,684	3,034,295
Accrual	1,577,375	1,444,284	184,906	1,844,175	236,181
	25,424,656	27,376,032	3,504,850	35,332,530	4,524,996

Trade and other payables mainly consist of trade payables, other payables, amount due to ultimate beneficial shareholder, and accrual. Trade and other payables were HK$25,424,656 and HK$27,376,032 (US$3,504,850) as of December 31, 2022 and 2023, respectively, representing an increase of 7.7%, which was relatively stable.

As of June 30, 2024, the trade and other payables was HK$35,332,530 (US$4,524,996), representing an increase of 29.1% as compared to December 31, 2023, which was due to the tightened control on making repayment to suppliers.

Trade payables

Trade payables were HK$6,162,361 and HK$7,223,067 (US$924,742) as of December 31, 2022 and 2023, respectively, representing an increase of 17.2%, which was in line with the increase in the printing and translation costs.

As of June 30, 2024, the trade payables were HK$9,681,098 (US$1,239,847), representing an increase of 34.0% as compared to December 31, 2023, which was due to the tightened cash control on making repayment to suppliers.

Other payables

Other payables consist of the payable of event sponsorship and other expenses, which was HK$Nil and HK$29,500 (US$3,777) as of December 31, 2022 and 2023.

As of June 30, 2024, the other payables were HK$114,573 (US$14,673), representing an increase of 2.9 times as compared to December 31, 2023, which was due to the increase in the payables on miscellaneous expenses.

Amount due to ultimate beneficial shareholder

The amount due to an ultimate beneficial shareholder was HK$17,684,920 and HK$18,679,181 (US$2,391,425) as of December 31, 2022 and 2023, respectively, representing an increase of 5.6%, which was primarily due to the payment for the deferred IPO expense.

As of June 30, 2024, the amount due to an ultimate beneficial shareholder was HK$23,692,684 (US$3,034,295), representing an increase of 26.8% as compared to December 31, 2023, which was due to the payment for the deferred IPO expense made by the ultimate beneficial shareholder.

On July 19, 2024, a loan settlement agreement was entered by and between the Company and our Controlling Shareholder, pursuant to which our Controlling Shareholder waived the said sum of US$2,391,425 upon the receipt of a promissory note issued to Bliss On Limited for the principal sum of US$2,391,425, which has been converted into our 597,856 Class A Ordinary Shares on September 5, 2024.

Accrual

Accrual mainly consists accrued staff costs and benefits, professional fees, interest expenses and others. Accrual was HK$1,577,375 and HK$1,444,284 (US$184,906) as of December 31, 2022 and 2023, respectively, representing a decrease of 8.4%, which was primarily due to the decrease in the accrual for the rental payment in 2023.

As of June 30, 2024, the accrual was HK$1,844,175 (US$236,181), representing an increase of 27.7% as compared to December 31, 2023, which was due to the increase in cost accrual for IPO projects.

Contract liabilities

Contract liabilities primarily related to Company’s obligation to transfer serviced to customers for which the Company has received advances from customers for provision of IPO financial printing services. Contract liabilities was HK$3,307,618 and HK$1,524,761 (US$195,209) as of December 31, 2022 and 2023, respectively, representing a decrease of 53.9%, which was primarily due to the increase in the revenue recognized from the deposit from the client.

As of June 30, 2024, the contract liabilities were HK$612,761 (US$78,476), representing a decrease of 59.8% as compared to December 31, 2023, which was due to the recognition of the revenue from the deposit from the client.

Bank borrowings

Bank borrowings was HK$5,474,700 and HK$4,767,829 (US$610,407) as of December 31, 2022 and 2023, respectively, representing a decrease of 12.9%, which was primarily due to the repayment of bank borrowings.

As of June 30, 2024, the bank borrowings were HK$4,311,625 (US$552,185), representing a decrease of 9.6% as compared to December 31, 2023, which was due to the repayment of bank borrowings.

Lease liabilities

Lease liabilities represent the lease of our office premises and office equipment. Operating lease assets and liabilities under operating leases are included in the consolidated statements of financial position as property, plant and equipment, net, lease liabilities, current portion, and lease liabilities, non-current portion.

As of June 30, 2024, the lease liabilities were HK$2,765,854 (US$354,220), representing a decrease of 17.7% as compared to December 31, 2023, which was due to the repayment of lease liabilities.

CASH FLOWS

Our use of cash primarily related to operating activities and capital expenditure. We have historically financed our operations primarily through our cash flow generated from our operations. The following table sets forth a summary of our cash flows information for the periods indicated:

	Years ended December 31,			Six months ended June 30,
	2022	2023	2023	2023 (unaudited)	2024 (unaudited)
	HK$	HK$	US$	HK$	HK$	US$
Net cash generated from operating activities	5,473,251	7,112,687	910,610	3,215,427	2,024,143	259,229
Net cash (used in) investing activities	(465,347)	(239,074)	(30,608)	(100,101)	(470,529)	(60,260)
Net cash (used in) financing activities	(4,213,393)	(4,609,403)	(590,124)	(2,276,295)	(3,138,160)	(401,900)
Net increase/(decrease) in cash	794,511	2,264,210	289,878	839,031	(1,584,546)	(202,931)
Cash at beginning of the year/period	601,492	1,396,003	178,725	1,396,003	3,660,213	468,759
Cash at end of the year/period	1,396,003	3,660,213	468,603	2,235,034	2,075,667	265,828

Operating activities

Our cash inflow from operating activities was principally from the receipt of sales. Our cash outflow used in operating activities was principally for payment of printing costs, translation costs, staff costs and other operating expenses.

For the year ended December 31, 2022, our net cash generated from operating activities was HK$5,473,251, which primarily consisted of our net loss of HK$98,603, adding back the non-cash depreciation expenses of HK$5,046,942, the allowance for expected credit losses of HK$841,051, bad debt written-off of HK$347,484, interest portion of lease liabilities of HK$536,169, and interest expense of bank borrowings of HK$154,307; partially offset by lease modification of HK$921,702 and interest income of HK$1,487; and the increase in trade and other receivables of HK$478,193, increase in trade and other payables of HK$267,665 and decrease in contract liabilities of HK$220,382.

For the year ended December 31, 2023, our net cash generated from operating activities was HK$7,112,687 (US$910,610), which primarily consisted of our net profit of HK$7,079,243 (US$906,329), adding back the non-cash depreciation expenses of HK$5,015,875 (US$642,163), the allowance for the expected credit losses of HK$914,788 (US$117,117), bad debt written-off of HK$77,249 (US$9,890), interest portion of lease liabilities of HK$370,848 (US$47,478) and interest expense of bank borrowings of HK$179,866 (US$23,028); partially offset by interest income of HK$48,233 (US$6,175); and the increase in trade and other receivables of HK$5,651,207 (US$723,503), increase in trade and other payables of HK$957,115 (US$122,536) and decrease in contract liabilities of HK$1,782,857 (US$228,253).

For the six months ended June 30, 2023, our net cash generated from operating activities was HK$3,215,427, which primarily consisted of our net profit of HK$3,666,747, adding back the non-cash depreciation expenses of HK$2,502,291, interest portion of lease liabilities of HK$209,881 and interest expense of bank borrowings of HK$90,547; and partially offset by the reversal for the expected credit losses of HK$36,673 and interest income of HK$1,206; and the increase in trade and other receivables of HK$5,488,065, increase in trade and other payables of HK$4,779,523 and decrease in contract liabilities of HK$2,507,618.

For the six months ended June 30, 2024, our net cash generated from operating activities was HK$2,024,143 (US$259,229), which primarily consisted of our net profit of HK$781,136 (US$100,039), adding back the non-cash depreciation expenses of HK$2,524,228 (US$323,274), the allowance for the expected credit losses of HK$228,666 (US$29,285), bad debt written-off of HK$40,382 (US$5,173), interest portion of lease liabilities of HK$110,597 (US$14,163) and interest expense of bank borrowings of HK$82,984 (US$10,628); partially offset by interest income of HK$12,362 (US$1,583); and the increase in trade and other receivables of HK$3,762,484 (US$481,857), increase in trade and other payables of HK$2,942,996 (US$376,906) and decrease in contract liabilities of HK$912,000 (US$116,799).

Investing activities

For the year ended December 31, 2022, our net cash used in investing activities was HK$465,347, for the purchase of property, plant and equipment of HK$466,834, partially offset by the interest income of HK$1,487.

For the year ended December 31, 2023, our net cash used in investing activities was HK$239,074 (US$30,608), for the purchase of property, plant and equipment of HK$287,307 (US$36,783), partially offset by the interest income of HK$48,233 (US$6,175).

For the six months ended June 30, 2023, our net cash used in investing activities was HK$100,101, for the purchase of property, plant and equipment of HK$101,307, partially offset by the interest income of HK$1,206.

For the six months ended June 30, 2024, our net cash used in investing activities was HK$470,529 (US$60,260), for the purchase of property, plant and equipment of HK$482,891 (US$61,843), partially offset by the interest income of HK$12,362 (US$1,583).

Financing activities

For the year ended December 31, 2022, our net cash used in financing activities was HK$4,213,393 for the repayment of bank borrowings of HK$49,002, and the repayment of lease liabilities of HK$4,010,084 and interest paid of HK$154,307.

For the year ended December 31, 2023, our net cash used in financing activities was HK4,609,403 (US$590,124) for the repayment of bank borrowings of HK$706,871 (US$90,497), the repayment of the lease liabilities of HK$3,706,727 (US$474,558) and partially offset by the advance from ultimate beneficial shareholder of HK$15,939 (US$2,041) and interest paid of HK$179,866 (US$23,028).

For the six months ended June 30, 2023, our net cash used in financing activities was HK2,276,295 for the repayment of bank borrowings of HK$332,385, the repayment of the lease liabilities of HK$1,853,363 and interest paid of HK$90,547.

For the six months ended June 30, 2024, our net cash used in financing activities was HK3,138,160 (US$401,900) for the payment of deferred IPO expense of HK$5,771,548 (US$739,156), the repayment of bank borrowings of HK$456,204 (US$58,424), the repayment of the lease liabilities of HK$1,828,564 (US$234,182), interest paid of HK$82,984 (US$10,628), and partially offset by the advance from ultimate beneficial shareholder of HK$5,001,140 (US$640,490).

For details of the liquidity risk, please refer to paragraph headed “Liquidity risk” below.

CAPITAL EXPENDITURES

The Company incurred capital expenditure of HK$466,834, HK$287,307 (US$36,783) and HK$482,891 (US$61,843) for the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT FINANCIAL RISK

Credit risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in a loss to the Company. The Company’s exposure to credit risk arises primarily from trade and other receivables. For other financial assets (including cash), the Company minimizes credit risk by dealing exclusively with high credit rating counterparties.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally do not require a collateral.

The Company considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 60 days or there is significant difficulty of the counterparty.

Excessive risk concentration

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Company’s performance to developments affecting a particular industry.

Exposure to credit risk

The Company has no significant concentration of credit risk except for those significant customers disclosed below. The Company has credit policies and procedures in place to minimize and mitigate its credit risk exposure.

The following table sets forth a summary of single customers who represent 10% or more of the Company’s revenue:

	As of December 31,
	2022	2023
	HK$	HK$	US$
Customer A	—	6,136,560	785,641
	—	6,136,560	785,641

As of June 30, 2024, there is no single customer who represents 10% or more of the Company’s revenue.

Liquidity risk

Liquidity risk refers to the risk that the Company will encounter difficulties in meeting its short-term obligations due to shortage of funds. The Company’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. It is managed by matching the payment and receipt cycles. The Company finances its working capital requirements through a combination of funds generated from operations, shareholder’s loan, and borrowings from banks.

Based on the above considerations, management is of the opinion that the Company has sufficient funds to meet its working capital requirements and debt obligations, for at least the next 12 months. There are several factors that could potentially arise that could undermine the Company’s plans, such as changes in the demand for its services, economic conditions, its operating results continuing to deteriorate and its shareholders unable to provide continued financial support.

The Company maintains sufficient cash and bank balances, and internally generated cash flows to finance their activities and management is satisfied that funds are available to finance the operations of the Company.

Market risk

Market risk is the risk of changes in fair value of financial instruments and future cash flows from fluctuation of market prices, which includes two types of risks from volatility of foreign exchange rates (foreign currency risk), and market interest rates (interest rate risk).

Foreign currency risk

The Company’s foreign exchange risk results mainly from cash flows from transactions denominated in foreign currencies. At present, the Company does not have any formal policy for hedging against foreign currency risk. The Company ensures that the net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates, where necessary, to address short-term imbalances.

The Company has transactional currency exposures arising from sales or purchases that are denominated in a currency other than the functional currency of the entity, primarily United States Dollar (“USD”).

The Company’s financial assets and liabilities are substantially denominated in HK$ and US$. Since HK$ are pegged to the US$, the Company considers the foreign exchange risk of US$ financial assets and liabilities to the Company is not significant.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk arises primarily from bank borrowings.

The sensitivity analysis below has been determined based on the exposure to interest rate for non-derivative instruments at the end of the reporting period. A 50-basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

As of December 31, 2022 and 2023, if interest rates on bank borrowings had been 50 basis points higher/lower and all other variables were held constant, the Company’s profit/loss for the year would increase/decrease by approximately HK$27,000 and HK$23,000 (US$2,948), respectively. As of June 30, 2024 if interest rates on bank borrowings had been 50 basis points higher/lower and all other variables were held constant, the Company’s profit/loss for the period would increase/decrease by approximately HK$21,000 (US$2,761).

For details of the financial risks and capital risks management, please refer to Note 19 of the consolidated financial statements for the financial years ended December 31, 2022 and 2023.

BUSINESS

Our Mission

We are an established financial communications services provider. Our mission is to combine our industry knowledge and experience in the financial printing market to provide world-class services to our customers.

Overview

We are a holding company incorporated in the BVI with operations conducted by our Hong Kong subsidiary, JAN Financial.

Founded in 2019, we engage in the provision of financial communications services that support capital market compliance and transaction needs for corporate clients and their advisors in Hong Kong. Our financial communications services cover a full range of financial printing, corporate reporting, communications and language support services from inception to completion, including typesetting, proofreading, translation, design, printing, electronic reporting, newspaper placement and distribution. We provide comprehensive services to help our clients to comply with their disclosure and reporting obligations, create, manage and deliver accurate and timely financial communications and manage transaction processes.

Our clients consist of domestic and international companies listed on the Stock Exchange of Hong Kong (the “HK Stock Exchange”) that are subject to the filing and reporting requirements under The Rules Governing the Listing of Securities on the HK Stock Exchange, the GEM Listing Rules on the HK Stock Exchange (collectively, the “HK Listing Rules”) and the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong) (the “HKSFO”), together with companies who are seeking to list on the HK Stock Exchange, as well as their advisors in Hong Kong.

Our clients are companies required by the HK Stock Exchange to file reports pursuant to the HK Listing Rules, through the e-Submission system (ESS) administered by the HK Stock Exchange. Our clients are also required to make timely disclosures through the ESS system. The ESS system requires filers to prepare and submit filings and making disclosures using the HK Stock Exchange’s specified file formats. Our financial communications services assist our clients in preparing such filings and disclosures that are compatible with the ESS system, and its employees have expertise and significant experience navigating this process with companies and their advisors. Specifically, our financial printing services allows our clients to tailor their disclosures with appropriate style and format to their unique corporate culture. We believe that our local teams set the standard for reliable and efficient service and convenience.

In addition, we also provide ancillary financial support services, such as the rental of conference room facilities, for our customers to fulfil their compliance needs.

For a detailed discussions on our business with regard to our competitive strengths, our strategies, our challenges, our services and business model, our business operation flow, sales and marketing, pricing strategy, competition, seasonality, insurance, facilities, intellectual property and legal proceedings, please refer to the IPO Registration Statement, which is incorporated by reference into this prospectus.

Customers

Our clients consist of domestic and international companies listed on the HK Stock Exchange that are subject to filing and reporting requirements under the HK Listing Rules and the HKSFO, together with companies who are seeking to list on the HK Stock Exchange, as well as their advisors in Hong Kong.

For the year ended December 31, 2022, our five largest customers accounted for approximately 2.7%, 2.2%, 2.0%, 2.0%, and 2.0% of our total revenue, respectively. For the year ended December 31, 2023, our five largest customers accounted for approximately 12.5%, 2.0%, 1.9%, 1.7%, and 1.3% of our total revenue, respectively. For the six months ended June 30, 2024, our five largest customers accounted for approximately 8.1%, 5.4%, 4.4%, 3.4%, and 2.7% of our total revenue, respectively.

We do not enter into long-term agreements with our customers, which is in line with industry practice. We will provide quotations to our customers prior to the provision of any financial communications services.

Suppliers

Our suppliers include (i) printing services providers, (ii) translation services providers, and (iii) other corporate communication related services providers.

For the year ended December 31, 2022, four major suppliers accounted for approximately 21.1%, 15.5%, 8.2%, and 3.6% of the total purchases, respectively. For the year ended December 31, 2023, four major suppliers accounted for approximately 25.4%, 13.3%, 8.2% and 7.2% of the total purchases, respectively. For the six months ended June 30, 2024, four major suppliers accounted for approximately 10.0%, 9.1%, 7.3%, and 5.0% of the total purchases, respectively.

For the years ended December 31, 2022 and 2023, we transacted with 12 printing services providers, as well as over 8 suppliers for translation services. For the six months ended June 30, 2024, we transacted with 7 printing services providers, as well as over 10 suppliers for translation services.

Employees

As of December 31, 2023, JAN Financial employed a total number of 55 full-time employees in Hong Kong. JAN Financial had a total of 44 full-time employees as of December 31, 2022, all of whom were based in Hong Kong. As of the date of this prospectus, we have 54 full-time employees, all of whom are based in Hong Kong. The following table sets out a breakdown of our employees by function:

	As of December 31, 2022(1)	As of December 31, 2023(1)	As of the date of this prospectus(1)
Management	2	2	2
Administration and human resources	5	6	6
Accounting and finance	2	3	3
Sales and marketing	4	7	8
Production	31	37	35
Total	44	55	54

____________

(1)      The number of employees presented in this table does not include a third-party consultant that we employ, who is based in Hong Kong primarily providing information technology general operations and maintenance.

We believe JAN Financial maintains a good working relationship with its employees, and it has not experienced any significant problems with our employees or any disruption to our operations due to labor disputes, nor have we experienced any material difficulties in the recruitment and retention of experienced core staff or skilled personnel during the years ended December 31, 2022 and 2023.

Licenses and Regulatory Approvals

A summary of the laws and regulations applicable to our business and industry is set out in the section headed “Regulation” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus. We have obtained all the necessary licenses, permits, and approvals that are material to our business during the years ended December 31, 2022 and 2023, and up to the date of this prospectus.

REGULATIONS

A summary of the laws and regulations applicable to our business and industry is set out in the section headed “Regulation” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus.

MANAGEMENT

Directors and Executive officers	Age	Position
Mr. Tsz Kin Wong	44	Chairman of the Board, Executive Director and Chief Executive Officer
Ms. Kam Lai Kwok	63	Chief Financial Officer
Mr. Kam Fan Jimmy Luk	64	Independent Director
Mr. Chun Kin Norman Hui	46	Independent Director
Ms. Lee Chern Koay	55	Independent Director

Mr. Tsz Kin Wong (“Mr. Wong”), Chairman of the Board and Chief Executive Officer

Mr. Wong has been an executive director of the Company and chairman of the Board since February 2024. He joined the Company in July 2019 as the Chief Operation Officer and was appointed as the Chief Executive Officer in January 2024. Mr. Wong has over 20 years of experience in financial printing and financial communications industry. Prior to joining the Company, Mr. Wong has been serving iPro Financial Press Limited, a financial printing company, from January 2017 to December 2018 with his latest position being an Account Servicing Director. He has also been serving REF Financial Press Limited and iOne Financial Press Limited, all being a financial printing company, from January 2013 to December 2016 and July 2000 to December 2012, respectively, with his latest position being an Account Servicing Manager. Mr. Wong completed his secondary education at Hong Kong’s Aberdeen Technical School in 1998.

Ms. Kam Lai Kwok (“Ms. Kwok”), Chief Financial Officer

Ms. Kwok has been our Chief Financial Officer since October 21, 2024. Ms. Kwok is an associate of the Hong Kong Institute of Certified Public Accountants (formerly known as the Hong Kong Society of Accountants) since January 1997 and has been a fellow member of The Association of Chartered Certified Accountants from November 1996 to December 2022. She has extensive managerial experience in the financial communications and financial printing industry for over 20 years. She served as an executive director of REF Holdings Limited, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited (Stock Code: 1631) during the period between March 2014 and April 2022. During the period between January 2011 and July 2021 and between November 2006 and February 2010, she served as the financial controller and human resources and administration director of REF Financial Press Limited and iOne (Regional) Financial Press Limited, respectively, all of which being financial communications services providers. Ms. Kwok served as a regional financial manager, an accountant and as accounting manager of RR Donnelley Roman Financial Limited, Inter-Cassette (Hong Kong) Limited and The Glorious Sun (Holdings) Limited, respectively during the periods between September 1996 and March 2006, September 1994 and June 1996 and April 1991 and April 1994. Ms. Kwok received a Diploma in Accountancy from The Morrison Hill Technical Institute, Hong Kong in 1982.

Mr. Kam Fan Jimmy Luk (“Mr. Luk”), Independent Director and Chair of Audit Committee

Mr. Luk has been our independent director since September 4, 2024. Mr. Luk serves as the chair of the audit committee, a member of the compensation committee as well as the nominating and corporate governance committee.

Mr. Luk is a Certified Public Accountant, or CPA, in Hong Kong since 2000 and an associate member of the Hong Kong Institute of Certified Public Accountants since October 1989 and has over 25 years of experience in providing accounting, auditing, business consulting, corporate services and taxation services. During the period between December 1999 until his retirement in May 2020, Mr. Luk has served Deloitte Touche Tohmatsu Ltd., an accounting firm, with his last position as being an audit partner. Mr. Luk is currently an independent non-executive director of Golik Holdings Limited, a company listed on the main board of the HK Stock Exchange, since October 2022.

Mr. Luk received a Bachelor of Arts degree in Economics and Social Studies from the University of Manchester, United Kingdom in July 1982. We believe Mr. Luk is qualified to serve as our director based on his extensive accounting and audit experience.

Mr. Chun Kin Norman Hui (“Mr. Hui”), Independent Director, Chair of Compensation Committee and Nominating and Corporate Governance Committee

Mr. Hui has been our independent director since September 4, 2024. Mr. Hui serves as the chair of the compensation committee and the nominating and corporate governance committee, and as a member of the audit committee.

Mr. Hui is a solicitor of the High Court in Hong Kong with over 20 years of experience in corporate finance, mergers and acquisitions and other corporate transactions. He is currently a partner and the head of equity capital markets of Dentons Hong Kong LLP, an international law firm. He was admitted as a solicitor and barrister in New South Wales, Australia in 2004, as a solicitor in Hong Kong in 2005 and as a solicitor in England and Wales in 2006. He is also an international accredited professional mediator since 2022. He also has a focus on financial services, advising funds and asset management for clients on regulatory issues, and has extensive experience in general commercial work.

Mr. Hui has been appointed as an Independent Director of Linkers Industries Limited since March 2024. Mr. Hui has also been serving as a director at Sooning PTY Ltd. since May 2000. He receives a Bachelor of Commerce degree in Accounting and a Bachelor of Laws degree both from the University of New South Wales in May 2001 and May 2002, respectively. We believe Mr. Hui is qualified to serve as our director based on his extensive experience in corporate law and practice as well as his legal background.

Ms. Lee Chern Koay (“Ms. Koay”), Independent Director

Ms. Koay has been our independent director since September 4, 2024. Ms. Koay serves as a member of the compensation committee, the nominating and corporate governance committee and the audit committee.

Ms. Koay has been a member and a fellow member of the Association of Chartered Certified Accountants since September 1997 and September 2002, respectively. She has over 20 years of experience in audit and accounting. Ms. Koay is currently the financial accountant of Land Real Pty Limited, a property development company in Australia since April 2021. She has served as a financial controller of TEM Electronics (M) Sdn Bhd, a manufacture and sale of wire/cable harnesses and power supply cords assembled products in Malaysia during the period between November 2010 and August 2019, as an executive director of TEM Holdings Limited, its holding company and a company listed on the GEM of the HK Stock Exchange (Stock Code: 8346) between April 2016 and September 2019, and was subsequently designated as a non-executive director from October 2019 until January 2021. During the period between December 2006 and December 2008, Ms. Koey has served as a group financial controller of Pensonic Holdings Berhad, a company listed on the Bursa Malaysia (stock code: 9997) engaging in manufacturing, assembly and distribution of electrical and electronics appliances. During the period between January 2006 and October 2006, Ms. Koay has served as an audit manager of SH Yeoh & Co., an audit firm in Malaysia. During the period between January 2000 and June 2004, Ms. Koay has served as a finance manager of Uptown Alliance (M) Sdn Bhd in Malaysia, a wholly-owned subsidiary of Tiffany & Co. (NYSE: TIF) engaging in high-end retailing. During the period between January 1995 and October 1999, Ms. Koay has served as an assistant manager of PricewaterhouseCoopers Associates Sdn. Bhd., an audit firm in Malaysia. During the period between February 1993 and June 1994, Ms. Koay has served as an audit assistant of BDO Binder, an audit firm in Malaysia.

Ms. Koay receives a graduate certificate from the Association of Chartered Certified Accountants in 1994. We believe Ms. Koay is qualified to serve as our director based on her extensive experience in audit and accounting.

Family Relationships

None of our directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements and Indemnification Agreements

We have executed the following employment agreements with our named executive officers. The material terms of each of those arrangements are summarized below. The summaries are not complete description of all provisions of the employment arrangements and are qualified in their entirety by reference to the written employment arrangements, each filed as an exhibit to the registration statement of which this prospectus is a part.

We entered into an employment agreement with our Chief Executive Officer, Mr. Wong, dated as of January 1, 2024 (the “CEO Employment Agreement”). The CEO Employment Agreement may be terminated by us with or without cause. If we terminate the CEO Employment Agreement without cause, the Company will give Mr. Wong a three-month prior written notice or by payment of three months’ salary in lieu of notice. If, certain events as listed in the CEO Employment Agreement occur, we may terminate the CEO Employment Agreement without notice or compensation.

We entered into an employment agreement with our Chief Financial Officer, Ms. Kwok, dated as of October 21, 2024 (the “CFO Employment Agreement”). The CFO Employment Agreement may be terminated by us with or without cause. If we terminate the CFO Employment Agreement without cause, the Company will give Ms. Kwok a one-month prior written notice or by payment of one month’s salary in lieu of notice. If, certain events as listed in the CFO Employment Agreement occur, we may terminate the CFO Employment Agreement without notice or compensation.

Both Mr. Wong and Ms. Kwok are also subject to certain confidentiality and non-competition provisions.

In addition, we entered into agreements with all other independent directors. Pursuant to the agreements, each director has agreed to attend and participate in such number of meetings of the board and of the committees of which he or she may become a member as regularly or specially called and will agree to serve as a director for a year and be up for re-election each year at our annual shareholder meeting. The directors’ services will be compensated by cash under the agreement in an amount determined by the board.

We entered into indemnification agreements with each of directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of the company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of four directors, comprising of our sole executive director Mr. Wong and three independent directors. A director is not required to hold any shares in the Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our Memorandum and Articles of Association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested; in voting in respect to any such matter, such director should take into account his or her directors’ duties. A director may exercise all the powers of the company to borrow money; mortgage its business, property, and uncalled capital; and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board, including, but not limited to, gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution that the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We will have three independent directors with different industry backgrounds, representing a majority of the members of our board. Our board is well balanced and diversified in alignment with our business development and strategy.

Committees of the Board of Directors

We established an audit committee, a compensation committee, and a nominating and corporate governance committee under the board of directors. We adopted a charter for each of the three committees upon the establishment of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Luk, Mr. Hui, and Ms. Koay, and it is chaired by Mr. Luk. We have determined that each of these three director nominees satisfies the “independence” requirements of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that

Mr. Luk qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•        selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and the independent registered public accounting firm;

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        reporting regularly to the board.

Compensation Committee

Our compensation committee consists of Mr. Hui, Mr. Luk and Ms. Koay, and it is chaired by Mr. Hui. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs, or other similar arrangements; and

•        selecting a compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Hui, Mr. Luk and Ms. Koay, and it is chaired by Mr. Hui. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to the board for election or re-election to the board or for appointment to fill any vacancy on the board;

•        reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, expertise, diversity, and availability of service to us;

•        selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law, practice of corporate governance, and our compliance with such laws and practices; and

•        evaluating the performance and effectiveness of the board as a whole.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined under Rule 3b-4(c) of the Exchange Act. As a result, we are exempt from some of the requirements under the Exchange Act applicable to domestic issuers, and in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Class A Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from obtaining shareholder approval in the sale, issuance or potential sale of Class A Ordinary Shares equals 20% or more of the Class A Ordinary Shares before the issuance.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), but we are required to comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

On November 21, 2024, we notified Nasdaq that we intend to follow its home country practice in lieu of the following Nasdaq Listing Rules:

•        Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end;

•        Rule 5635(a) and (d), which require shareholder approval prior to an issuance of securities in connection with the acquisition of the stock or assets of another company, and with any transactions other than public offerings;

•        Rule 5250(b)(3), which requires disclosure of third-party director and nominee compensation; and

•        Rule 5250(d), which requires the Company to distribute annual and interim reports.

We submitted to Nasdaq a written statement by counsel of the British Virgin Islands certifying that the above noncompliant practices are not prohibited under the laws of the British Virgin Islands, the Company’s home jurisdiction. As of the date of this prospectus, we have not received Nasdaq’s approval letter in relation to the same. See “Risk Factors — Risks Related to Our Class A Ordinary Shares — As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.”

Duties of Directors

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our Memorandum and Articles of Association or the BVI Act. You should refer to “Description of Ordinary Shares — Certain BVI Company Considerations — Differences in Corporate Law” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus for additional information on our standard of corporate governance under BVI law.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of US$87,799 in cash (including salaries, bonus and mandatory provident fund) to our directors. Our Hong Kong subsidiary is required by law to contribute amounts equal to certain percentages of each employee’s salary for his or her mandatory provident fund. We have not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, we had no outstanding equity awards.

RELATED-PARTY TRANSACTIONS

We adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the audit committee.

Set forth below are the related party transactions of the company that occurred during the past three fiscal years up to the date of this prospectus.

Balances with related parties

	As of December 31,			As at the date of this prospectus
	2021	2022	2023
	US$	US$	US$	US$
Amount due from a Director
Mr. Wong	515	515	—
	As of December 31,			As at the date of this prospectus
	2021	2022	2023
	US$	US$	US$	US$
Amount due to an ultimate beneficial shareholder(1)
Ms. Leung	2,270,629	2,266,862	2,391,425

____________

Note:-

(1)      On July 19, 2024, a loan settlement agreement was entered by and between the Company and our Controlling Shareholder, pursuant to which our Controlling Shareholder waived the said sum of US$2,391,425 upon the receipt of a promissory note issued to Bliss On Limited for the principal sum of US$2,391,425, which has been automatically converted into 597,856 Class A Ordinary Shares on September 5, 2024.

Names and relationship of related parties

Existing Relationship with the Company
Ms. Leung	Controlling shareholder
Mr. Wong	Chief executive officer, executive director and chairman of the Board

Policies and Procedures for Related-Party Transactions

Our audit committee will be tasked with review and approval of all related-party transactions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Class A Ordinary Shares. The following table assumes that none of our officers, directors, or 5% or greater beneficial owners of our Class A Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Class A Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Holders of our Class B Ordinary Shares are entitled to twenty (20) votes per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him or her, subject to applicable community property laws.

Ordinary Shares beneficially held
Name of Beneficial Owner	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Approximate percentage of outstanding Ordinary Shares(4)	Approximate percentage of Voting rights(4)
Directors, director nominees, and executive officers
Mr. Tsz Kin Wong(1)	—	—	—	—%
Mr. Kam Lai Kwok(1)	—	—	—	—%
Mr. Kam Fan Jimmy Luk(1)	—	—	—	—%
Mr. Chun Kin Norman Hui(1)	—	—	—	—%
Ms. Lee Chern Koay(1)	—	—	—	—%
5% or greater shareholders
Ms. Leung(2)(3)	9,597,856	2,000,000	79.0%	94.1%
Bliss On Limited(3)	9,597,856	2,000,000	79.0%	94.1%

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

____________

(1)      Except as otherwise indicated below, the business address for all our directors and executive officers is at 22/F., Euro Trade Centre, 13-14 Connaught Road Central, Hong Kong.

(2)      Ms. Leung owns 100% of the equity interests in Bliss On Limited.

(3)      Bliss On Limited is controlled by Ms. Leung. Pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, Ms. Leung may be deemed to have voting and investment power with respect to the 9,597,856 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares held by Bliss On Limited. The registered address of Bliss On Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, BVI, VG1110.

(4)      Based on 12,688,269 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares outstanding as of the date of this prospectus.

DESCRIPTION OF ORDINARY SHARES

We are a BVI business company, and our affairs are governed by our Memorandum and Articles of Association, as amended from time to time, and the BVI Act.

As of the date of this prospectus, we are authorized to issue up to a maximum of 100,000,000 ordinary shares of a single class with a par value of US$0.0001 each comprising of (i) 98,000,000 Class A Ordinary Shares; and (b) 2,000,000 Class B Ordinary Shares. As of the date of this prospectus, 12,688,269 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares are issued and outstanding.

All of our shares issued and outstanding are and will be fully paid, and all of our shares to be issued to the Investor pursuant to the SEPA, or to be converted under the Notes will be issued as fully paid.

Our Memorandum and Articles of Association

On May 31, 2024, we have adopted a second amended and restated memorandum of association and articles of association, which became effective on August 27, 2024. Please refer to “Description of Ordinary Shares — Our Post-Offering Memorandum and Articles of Association” and “Description of Ordinary Shares — Ordinary Shares” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus for the summaries of the material provisions of our Memorandum and Articles and description of our Ordinary Shares.

The description of our Ordinary Shares and provisions of our Memorandum and Articles are summaries and are qualified by reference to the Memorandum and the Articles. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Certain BVI Company Considerations

Please refer to “Description of Ordinary Shares — Certain BVI Company Considerations” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus for the discussions on certain BVI company considerations.

MATERIAL INCOME TAX CONSIDERATIONS

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding, or selling any Class A Ordinary Shares under the laws of their country of citizenship, residence, or domicile.

Please refer to “Material Income Tax Considerations” set forth in the IPO Registration Statement, which is incorporated by reference into this prospectus, for the discussion on BVI and Hong Kong income tax consequences of an investment in the Class A Ordinary Shares. The discussion are the opinions of Conyers Dill & Pearman, our counsel as to the laws of the BVI, and of K M Lai & Li, our counsel as to the laws of Hong Kong, respectively, which are subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under the BVI and Hong Kong laws.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Shareholders named in the table below of any or all of the Class A Ordinary Shares that have been or may be issued by us to the Selling Shareholders. For additional information regarding the issuance of Class A Ordinary Shares covered by this prospectus, see the section titled “The Equity Line of Credit” above. We are registering the Class A Ordinary Shares pursuant to the provisions of the Registration Rights Agreement we entered into with the Investor on November 21, 2024, and to the Finder’s Fee Agreement we entered into with Revere on September 10, 2024 in order to permit the Selling Shareholders to offer the Class A Ordinary Shares for resale from time to time.

Each Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below presents information regarding the Selling Shareholders and the Class A Ordinary Shares that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders and reflects holdings as of November 21, 2024. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Class A Ordinary Shares that the Selling Shareholders may offer under this prospectus. The Selling Shareholders may sell some, all or none of our Class A Shares registered in this prospectus in this offering. We do not know how long the Selling Shareholders will hold our Class A Ordinary Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the Class A Ordinary Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholders have sole or shared voting and investment power. Because the per share purchase price for the SEPA Shares that we elect to sell to the Investor in an Advance Notice pursuant to the SEPA, if any, will be equal to either (i) 92% of the average volume weighted average price (the “VWAP”) of the Class A Ordinary Shares on the day of each Advance notice by the Company if the Advance notice is submitted to the Investor prior to 9:00 a.m. Eastern Time, or (ii) 96% of the VWAP of the Class A Ordinary Shares for the three consecutive trading days commencing on the trading day the Advance notice is received by the Investor prior to 9:00 a.m. Eastern Time, or if the Advance notice is received by the Investor after 9:00 a.m. Eastern Time, commencing on the following trading day, the actual number of Class A Ordinary Shares that we may ultimately issue and sell to the Investor under the SEPA may be fewer than the total Class A Ordinary Shares being offered for resale under this prospectus.

	Ordinary Shares beneficially owned prior to this offering					Maximum number of Ordinary Shares to be offered pursuant to this prospectus				Ordinary Shares beneficially held immediately after this offering
Name of Selling Shareholder	Number of Class A Ordinary Shares		Number of Class B Ordinary Shares	Approximate percentage of outstanding Ordinary Shares(3)	Approximate percentage of voting power(3)	Number of Class A Ordinary Shares(4)	Number of Class B Ordinary Shares	Approximate percentage of outstanding Ordinary Shares	Approximate percentage of Voting rights	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Approximate Percentage of outstanding Ordinary Shares(5)	Approximate percentage of Voting Rights(5)
YA II PN, Ltd.(1)	63,898	(2)	—	0.4%	0.1%	12,843,451	—	46.6%	19.6%	—	—	—	—
Revere Securities LLC(6)	—		—	—	—	120,000	—	0.4%	0.2%	—	—	—	—

____________

(1)      YA II PN, Ltd. is managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.

(2)      Represents the Commitment Shares we issued to the Investor in consideration for entering into the SEPA with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Investor may be required to purchase under the SEPA. Issuances of Class A Ordinary Shares under the SEPA are subject to certain agreed upon maximum amount limitations set forth in the SEPA which prohibits us from issuing and selling any shares of our Class A Ordinary Shares to the Investor to the extent such shares, when aggregated with all other shares of our Class A Ordinary Shares then beneficially owned by the Investor, would cause the Investor’s beneficial ownership of our Class A Ordinary Shares to exceed the 4.99%. In addition, the Investor is the holder of the Note and when issued, the additional Notes to be issued pursuant to the SEPA, which may be converted by the Investor into additional shares of Class A Ordinary Shares, provided however, the Investor will not have the right to convert such Notes to the extent that the Class A Ordinary Shares issuable thereunder, when aggregated with all other shares of Class A Ordinary Shares then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 4.99% of the outstanding shares of Class A Ordinary Shares.

(3)      Applicable percentage ownership is based on 14,688,269 Ordinary Shares, comprising of 12,688,269 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares outstanding as of the date of this prospectus.

(4)      Such amount of Class A Ordinary Shares is solely for the purposes of making a good faith estimate as to the number of shares issuable to be registered. This number represents a maximum offering amount of up to $40,000,000 in SEPA Shares, which, based on the closing price of our Class A Ordinary Shares on the Nasdaq on November 20, 2024 of $3.13 per share, together with the Commitment Shares.

(5)      Assume sale of all Class A Ordinary Shares registered pursuant to this prospectus although the Selling Shareholders is under no obligation to sell any Class A Ordinary Shares.

(6)      Mr. Bill Moreno, Chairman of Revere Securities LLC (“Revere”), has voting control and investments discretion over the Class A Ordinary Shares registered pursuant to this prospectus that are held by Revere. As a result, Mr. Bill Moreno may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Class A Ordinary Shares registered pursuant to this prospectus that are held by Revere. The business address of Revere is 16th Floor, 560 Lexington Avenue, New York, NY 10022.

PLAN OF DISTRIBUTION

Each Selling Shareholder and its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Each Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders have informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of our Class A Ordinary Shares that it may acquire from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholders have informed us that each such broker-dealer may receive commissions from the Selling Shareholders for executing such sales for the Selling Shareholders and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our Class A Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Ordinary Shares sold by the Selling Shareholders may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Ordinary Shares sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Class A Ordinary Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholders, including with respect to any compensation paid or payable by the Selling Shareholders to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Shareholders, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A Ordinary Shares covered by this prospectus by the Selling Shareholders.

As consideration for its irrevocable commitment to purchase our Class A Ordinary Shares under the SEPA, we issued to the Investor 63,898 shares of our Class A Ordinary Shares as Commitment Shares upon execution of the SEPA. In addition, we have paid the Investor a structuring fee of $25,000 in connection with the structuring of the transactions by the Investor under the SEPA.

We also have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of shares of our Class A Ordinary Shares offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Each Selling Shareholder has represented to us that at no time prior to the date of the SEPA has it or any entity managed or controlled by it engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our Class A Ordinary Shares. The Investor has agreed that, during the term of the SEPA, none of the Investor, its officers, its sole member, or any entity managed or controlled by the Investor will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class A Ordinary Shares offered by this prospectus have been sold by the Selling Shareholders. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our Class A Ordinary Shares and certain other matters of BVI law will be passed upon for us by Conyers Dill & Pearman. We are being represented by K&L Gates LLP with respect to certain legal matters of U.S. federal securities. We may rely upon K M Lai & Li with respect to matters governed by Hong Kong law.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2022 and 2023 incorporated in this prospectus by reference to the IPO Registration Statement, and the consolidated financial statements for the six months ended June 30, 2024 incorporated in this prospectus by reference to the current report on Form 6-K on file with the SEC filed with the SEC on October 18, 2024 have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2.2 to the financial statements), given on the authority of said firm as experts in auditing and accounting. The registered business address of WWC, P.C. is 2010 Pioneer Court, San Mateo, CA 94403, U.S.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI business company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States, or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any state in the United States.

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI. However, the BVI courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the BVI to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons.

Name	Position	Nationality	Residence
Mr. Tsz Kin Wong	Chairman of the Board, Executive Officer and Chief Executive Officer	Chinese	Hong Kong
Ms. Kam Lai Kwok	Chief Financial Officer	Chinese	Hong Kong
Mr. Kam Fan Jimmy Luk	Independent Director	Australian	Australia
Mr. Chun Kin Norman Hui	Independent Director	Australian	Hong Kong
Ms. Lee Chern Koay	Independent Director	Malaysian	Australia

Hong Kong

K M Lai & Li, our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The registration statements, reports and other information so filed can be obtained electronically by means of the SEC’s website at http://www.sec.gov. Such statements, reports and information will also be available on our website at http://www.janfp.com/. The information on those websites is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCES

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

•        Our Registration Statement on Form F-1 initially filed with the SEC on May 31, 2024, as amended (File No.333-279859);

•        Our Current Report on Form 6-K filed with the SEC on September 6, 2024, October 2, 2024, October 18, 2024, October 21, 2024 and November 25, 2024 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act);

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Mr. Anthony Wong
22/F., Euro Trade Centre,
13-14 Connaught Road Central,
Hong Kong
Telephone: +852 2158 2888

You also may access the incorporated reports and other documents referenced above on our website at http://www.janfp.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Powell Max Limited

12,963,451 Class A Ordinary Shares

____________________________

PRELIMINARY PROSPECTUS

____________________________

            , 2024

Until and including            , 2024 (25 days after the date of this prospectus), all dealers that buy, sell, or trade our Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Our Memorandum of Association and Articles of Association empowers us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of the Company.

We entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of the Company.

We obtained directors’ and officers’ liability insurance coverage that will cover certain liabilities of directors and officers of the company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A Ordinary Shares
Bliss On Limited(1)	February 5, 2024	12,500,000	$1,250
	September 5, 2024(2)	597,856	$2,391,425
YA II PN, Ltd.	November 21, 2024(3)	63,898	$—

____________

(1)      On February 20, 2024, Bliss On Limited transferred a total of 1,500,000 Class A Ordinary Shares to 3 individuals.

(2)      On July 19, 2024, a loan settlement agreement was entered by and between the Company and our Controlling Shareholder, pursuant to which our Controlling Shareholder waived the said sum of US$2,391,425 upon the receipt of a promissory note issued to Bliss On Limited for the principal sum of US$2,391,425, which has been automatically converted into 597,856 Class A Ordinary Shares on September 5, 2024.

(3)      Representing half of the commitment fee payable under the SEPA.

Item 8. Exhibits and Financial Statement Schedules.

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1**	Memorandum and Articles of Association, as currently in effect
5.1**	Opinion of Conyers Dill & Pearman regarding the validity of the Class A Ordinary Shares being registered
8.1**	Opinion of Conyers Dill & Pearman
8.2**	Opinion of K M Lai & Li regarding certain legal matters of the subsidiary in Hong Kong
10.1†	Form of Indemnification Agreement between the registrant and its officers and directors (incorporated herein by reference to Exhibit 10.1 to the Form F-1 filed on May 31, 2024)
10.2†	Employment Agreement between the registrant and Mr. Tsz Kin Wong, its director and chief executive officer (incorporated herein by reference to Exhibit 10.2 to the Form F-1 filed on May 31, 2024)
10.3†	Form of Independent Director Agreement between the registrant and its independent directors (incorporated herein by reference to Exhibit 10.3 to the Form F-1 filed on May 31, 2024)
10.4†	Employment Agreement between the registrant and Ms. Kam Lai Kwok, its chief financial officer (incorporated herein by reference to Exhibit 10.1 to the Form 6-K filed on October 21, 2024)
10.5†	Lease Contract, by and between Primestar International Limited and JAN Financial, dated as of May 2, 2019 (incorporated herein by reference to Exhibit 10.5 to the Form F-1 filed on May 31, 2024)
10.6†	Lease Contract, by and between Primestar International Limited and JAN Financial, dated as of January 4, 2022 (incorporated herein by reference to Exhibit 10.6 to the Form F-1 filed on May 31, 2024)
10.7†

Standby Equity Purchase Agreement, dated as of November 21, 2024, by and between the Company and YA II PN, Ltd. (incorporated herein by reference to Exhibit 10.1 to the Form 6-K filed on November 25, 2024)

10.8†

Registration Rights Agreement, dated as of November 21, 2024, by and between the Company and YA II PN, Ltd. (incorporated herein by reference to Exhibit 10.2 to the Form 6-K filed on November 25, 2024)

10.9†	Convertible Promissory Note issued to YA II PN, Ltd., dated as of November 21, 2024 (incorporated herein by reference to Exhibit 10.3 to the Form 6-K filed on November 25, 2024)
10.10**	Finder’s Fee Agreement, dated as of September 10, 2024, by and between the Company and Revere Securities LLC
21.1†	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Form F-1 filed on May 31, 2024)
23.1**	Consent of WWC, P.C., an independent registered public accounting firm
23.2**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3**	Consent of K M Lai & Li (including in Exhibit 8.2)
24.1**	Power of Attorney (included on signature page)
107**	Filing Fee Table

____________

†        Previously filed

**      Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 2, 2024.

Powell Max limited
By:	/s/ Tsz Kin Wong
Name:	Tsz Kin Wong
Title:	Chairman of the Board, Executive Director and Chief Executive Officer

KNOW ALL BY THOSE PRESENT, that each person whose signature appears below hereby constitutes and appoints and each of them, his or her true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto; (2) act on, sign, and file such certificates, instruments, agreements, and other documents as may be necessary or appropriate in connection therewith; (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act; and (4) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying, and confirming all that such agent, proxy, and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tsz Kin Wong	Chairman of the Board, Executive Director and	December 2, 2024
Name: Tsz Kin Wong	Chief Executive Officer (Principal Executive Officer)
/s/ Kam Lai Kwok	Chief Financial Officer	December 2, 2024
Name: Kam Lai Kwok	(Principal Financial and Accounting Officer)
/s/ Kam Fan Jimmy Luk	Independent Director	December 2, 2024
Name: Kam Fan Jimmy Luk
/s/ Chun Kin Norman Hui	Independent Director	December 2, 2024
Name: Chun Kin Norman Hui
/s/ Lee Chern Koay	Independent Director	December 2, 2024
Name: Lee Chern Koay

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Powell Max, has signed this registration statement or amendment thereto in New York, New York on December 2, 2024.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.